                                                                   EXHIBIT 10.11


================================================================================


                         RECEIVABLES PURCHASE AGREEMENT



                          Dated as of November 24, 1999


                                      Among

                            FMC FUNDING CORPORATION,
                                   as Seller,

                                FMC CORPORATION,
                              as initial Servicer,

                                  CIESCO, L.P.,
                                  as Investor,

                                 CITIBANK, N.A.,
                                    as a Bank

                                       and

                          CITICORP NORTH AMERICA, INC.
                                    as Agent


================================================================================

                                TABLE TO CONTENTS

                                                                                   Page
                                                                                   ----
                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01.  Certain Defined Terms ............................................    1
SECTION 1.02.  Rules of Construction; Other Terms ...............................   20

                                   ARTICLE II
                       AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01.  Purchase Facility ................................................   21
SECTION 2.02.  Making Purchases21
SECTION 2.03.  Receivable Interest Computation ..................................   22
SECTION 2.04.  Settlement Procedures ............................................   22
SECTION 2.05.  General Settlement Procedures ....................................   23
SECTION 2.06.  Fees .............................................................   25
SECTION 2.07.  Payments and Computations, Etc ...................................   25
SECTION 2.08.  Increased Costs ..................................................   25
SECTION 2.09.  Additional Yield on Receivable Interests Bearing a Eurodollar Rate   27
SECTION 2.10.  Funding Losses ...................................................   27

                                   ARTICLE III
                             CONDITIONS OF PURCHASES

SECTION 3.01.  Conditions Precedent to Initial Purchase .........................   28
SECTION 3.02.  Conditions Precedent to All Purchases and Reinvestments ..........   30
SECTION 3.03.  Conditions Subsequent ............................................   31

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Seller and the Servicer ....   31

                                    ARTICLE V
                                    COVENANTS

SECTION 5.01.  Covenants of the Seller ..........................................   34

                                   ARTICLE VI
                ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

SECTION 6.01.  Designation of Servicer ..........................................   42
SECTION 6.02.  Duties of Servicer ...............................................   42
SECTION 6.03.  Certain Rights of the Agent ......................................   44
SECTION 6.04.  Rights and Remedies ..............................................   44
SECTION 6.05.  Covenants of the Servicer ........................................   45
SECTION 6.06.  Indemnities by the Servicer ......................................   47

                                   ARTICLE VII
                              EVENTS OF TERMINATION

SECTION 7.01.  Events of Termination ...........................................   48

                                  ARTICLE VIII
                                    THE AGENT

SECTION 8.01.  Authorization and Action ........................................   50
SECTION 8.02.  Agent's Reliance, Etc ...........................................   51
SECTION 8.03.  CNAI and Affiliates .............................................   51

                                   ARTICLE IX
                                 INDEMNIFICATION

SECTION 9.01.  Indemnities by the Seller .......................................   51

                                    ARTICLE X
                                  MISCELLANEOUS

SECTION 10.01. Amendments, Etc .................................................   54
SECTION 10.02. Notices, Etc ....................................................   54
SECTION 10.03. Assignability ...................................................   54
SECTION 10.04. Costs, Expenses and Taxes .......................................   55
SECTION 10.05. No Proceedings ..................................................   55
SECTION 10.06. Confidentiality .................................................   56
SECTION 10.07. Security Interest ...............................................   57
SECTION 10.08. Intent of Agreement .............................................   57
SECTION 10.09. Governing Law ...................................................   58
SECTION 10.10. Execution in Counterparts .......................................   58
SECTION 10.11. Survival of Termination .........................................   58
SECTION 10.12. FMCW Effective Date .............................................   57


                                    SCHEDULES

SCHEDULE I     Form of Investor Report
SCHEDULE II    Credit and Collection Policy
SCHEDULE III   List of Deposit Banks, Lock-Boxes and Deposit Accounts
SCHEDULE IV    Proceedings SCHEDULE V List of Trade Names

                                    EXHIBITS

EXHIBIT A-1    Forms of FMC Deposit Agreement
EXHIBIT A-2    Forms of Seller Deposit Agreement
EXHIBIT B      Form of Assignment and Acceptance
EXHIBIT C      Form of Funds Transfer Letter

                         RECEIVABLES PURCHASE AGREEMENT

                          Dated as of November 24, 1999

         FMC FUNDING CORPORATION (together with its permitted successors and assigns, the "Seller"), CIESCO, L.P., FMC CORPORATION, as Servicer (as defined below), CITIBANK, N.A., the other Banks (as defined below) from time to time parties hereto, and CITICORP NORTH AMERICA, INC. ("CNAI"), as agent (together with its successors and assigns, the "Agent") for the Investors (as defined herein) and the Banks, agree as follows:

         PRELIMINARY STATEMENT. The Seller has acquired, and may continue to acquire Receivables (as defined herein) from the Originators (as defined below), either by purchase or by contribution to the capital of the Seller pursuant to the First-Tier Agreement (as defined herein). CIESCO, L.P. and the Banks are prepared to purchase an undivided fractional ownership interest in the Receivables on the terms set forth herein. Accordingly, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01.  Certain Defined Terms.
                        ---------------------

         As used in this Agreement, the following terms shall have the following meanings:

         "Adverse Claim" means a lien, security interest, pledge, assignment, title retention, similar claim, right or interest or similar charge or encumbrance (other than the interest of the Investors and the Banks' pursuant to the Program Documents).

         "Affected Person" shall have the meaning assigned to such term in
Section 2.08.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

         "Affiliated Obligor" means any Obligor that is an Affiliate of another Obligor.

         "Agent" shall have the meaning assigned to such term in the introduction to this Agreement.

         "Agent's Account" means the special account (acct. no. 38858248, ABA No. 021000089) of the Agent maintained at the office of Citibank, N.A. at 399 Park Avenue, New York, New York.

         "Agreement" means this Receivables Purchase Agreement, as the same may from time to time be amended, waived, supplemented or modified.

         "Alternate Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

         (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time as Citibank, N.A.'s base rate;

         (b) 1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

         (c)   1/2 of one percent above the Federal Funds Rate.

         "Applicable Division" means each of FMC's Airport Products & Systems Division, Chemical Products Group, Pharmaceutical Division, Food Ingredients Division, Hydrogen Peroxide Division, FMC Biopolymers Division and Jetway Systems Division or any successor division which sells the goods sold on the date hereof by any such division or on the date hereof provides the services provided by any such division.

         "Applicable Margin" means (i) if FMC shall have the Required Tier-1 Ratings, 1.25% per annum, (ii) if FMC shall have the Required Tier-2 Ratings, 1.75% per annum, and (iii) if FMC shall have neither the Required Tier-1 Ratings nor the Required Tier-2 Ratings, 2.00% per annum.

         "Asset Purchase Agreement" means the Asset Purchase Agreement entered into by a Bank (other than Citibank, N.A.) concurrently with the Assignment and Acceptance pursuant to which it became party to this Agreement.

         "Assignee Rate" for any Settlement Period for any Receivable Interest means an interest rate per annum equal to the Applicable Margin above the Eurodollar Rate for such Settlement Period; provided, however, that in case of:

               (i) any Settlement Period on or prior to the first day of which an Investor or Bank shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest at the Assignee Rate set forth above (and such Investor or

         Bank shall not have subsequently notified the Agent that such circumstances no longer exist),

               (ii)     any Settlement Period of one to (and including) 29 days,

               (iii) any Settlement Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the second Business Day preceding the first day of such Settlement Period, that the related Receivable Interest will not be funded by issuance of CIESCO's promissory notes, or

               (iv) any Settlement Period for a Receivable Interest the Capital of which allocated to the Investors or the Banks is less than $500,000,

the "Assignee Rate" for such Settlement Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Settlement Period; provided, further, that the Agent and the Seller may agree in writing from time to time upon a different Assignee Rate.

         "Assignment and Acceptance" means an Assignment and Acceptance Agreement entered into by a Bank, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.

         "Audit Deficiency" means in respect of any Person, any deficiency in any written report, statement or audit provided by or on behalf of such Person under the Program Documents.

         "Bank Commitment" of any Bank means, (a) with respect to Citibank, N.A., $200,000,000 or such amount as reduced by any Assignment and Acceptance entered into between Citibank, N.A. and other Banks, or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank's Bank Commitment, in each case as such amount may be reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, as such amount may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank's Bank Commitment.

         "Banks" means Citibank, N.A. and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.

         "Business Day" means any day on which (i) banks are not authorized or required to close in New York City, and (ii) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

         "Capital" of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by CIESCO or a Bank pursuant to this Agreement, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.04(d); provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

         "CIESCO" means CIESCO, L.P. and any successor or assign of CIESCO, L.P. that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

         "Code" means the Internal Revenue Code of 1986, as the same may from time to time be amended.

         "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.05.

         "Commitment Termination Date" means the earliest of (a) November 22, 2000, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller's request, made not more than ninety (90) nor less than forty-five (45) days prior to the then Commitment Termination Date, one or more Banks having 100% of the Purchase Limit shall in their sole discretion consent, which consent shall be given not more than thirty (30) days prior to the then Commitment Termination Date (the date any such consent is given, the "Extension Date"), to the extension of the Commitment Termination Date to the date occurring 364 days after such Extension Date; provided, however, that any failure of any Bank to respond to the Seller's request for such extension shall be deemed a denial of such request by such Bank, (b) the Facility Termination Date, (c) the date determined pursuant to Section 7.01, and (d) the date the Purchase Limit reduces to zero.

         "Concentration Limit" for any Obligor means at any time 5.5% (the "Normal Concentration Limit"), or such other greater percentage or dollar amount ("Special Concentration Limit") for such Obligor designated by the Agent in a writing delivered to the Seller; provided, that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided, further that the Agent in its sole discretion may cancel any Special Concentration Limit upon three (3) Business Days' written notice to the Seller.

         "Contract" means any and all contracts, instruments, agreements, invoices, notes or other writings between any Originator and an Obligor, pursuant to or under which such Obligor shall be obligated to make payments (x) to FMCW with respect to the sale of goods or provisions of services by FMCW and
(y) to FMC with respect to the sale of goods or provisions of services by FMC arising under the Applicable Division and Inventory Protection Receivables.

         "Credit and Collection Policy" means those receivables credit and collection policies and practices of the Originators in effect on the date of this Agreement and described in Schedule II hereto, as modified in compliance with this Agreement.

         "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

         "Default Ratio" means, the fraction (expressed as a percentage) (A) the numerator of which is the sum of (1) aggregate Outstanding Balance of all Defaulted Receivables originated by the Originators and outstanding as of the end of the most recent calendar month plus (2) the aggregate Outstanding Balance of all Receivables written off in the most recent calendar month (determined in each case immediately prior to such Receivables being written off), and (B) the denominator of which is the aggregate Outstanding Balance of all Pool Receivables on such day.

         "Defaulted Receivable" means a Receivable:

               (i) as to which any payment, or part thereof, remains unpaid for more than ninety (90) days from the original due date for such payment;

               (ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

               (iii) which, consistent with the Credit and Collection Policy, would be written off the Seller's, any Originator's or the Servicer's books as uncollectible.

         "Delinquency Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (ii) the aggregate Outstanding Balance of all Pool Receivables on such day.

         "Delinquent Receivable" means a Receivable that is not a Defaulted Receivable and:

               (i) as to which any payment, or part thereof, remains unpaid for more than sixty (60) but less than ninety (90) days from the original due date for such payment; or

               (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Seller, the applicable Originator or the Servicer.

         "Deposit Accounts" means each Seller Deposit Account and each FMC Deposit Account.

         "Deposit Agreement" means each Seller Deposit Agreement and each FMC Deposit Agreement.

         "Deposit Bank" means any of the banks holding one or more Deposit Accounts listed on Schedule III hereto.

         "Designated Event" means that the Agent shall have notified the Seller in writing that in its reasonable determination there has been a material adverse change in the status of the Schedule IV Claim after the date hereof and/or a material amount of additional claims and proceedings relating to or arising out of the subject matter of the Schedule IV Claim after the date hereof which, together with the Schedule IV Claim, in the aggregate give rise to the reasonable possibility of a Material Adverse Effect.

         "Designated Obligor" means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon three (3) Business Days' notice by the Agent to the Seller stating that for bona fide credit related reasons such Obligor shall no longer constitute a Designated Obligor.

         "Diluted Receivable" means that portion (and only that portion) of any Receivable which is reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by the applicable Originator to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract or invoice, (ii) any change in the terms of or cancellation of, a Contract or invoice or any other adjustment by such Originator which reduces the amount payable by the Obligor on the related Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Receivable; provided, that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor's favor and do not include contractual adjustments to the amount payable by an Obligor that are eliminated from the Receivables balance sold to the Seller through a reduction in the purchase price for the related Receivable.

         "Dilution Adjustment Factor" means on any date (i) during the period prior to the occurrence of a Special Event, 37.5%, and (ii) on and after the occurrence of a Special Event, 100%.

         "Dilution Horizon Ratio" means, on any date, the fraction (i) the numerator of which is the aggregate cumulative credit sales for each of FMCW and the Applicable Divisions of FMC during the two (2) calendar months most recently ended on or before such date, and (ii) the denominator of which is the Outstanding Balance of all Eligible Receivables originated by the Originators as of such date; provided, that for purposes of such calculation, the amount of credit sales for each calendar month which starts prior to the date hereof shall be as agreed to by the Agent and the Seller and set forth in the Investor Report delivered in connection with the initial purchase under this Agreement.

         "Dilution Ratio" means, for any calendar month, the fraction (i) the numerator of which is the aggregate Outstanding Balance of the portion of all Receivables that became Diluted Receivables during such calendar month and (ii) the denominator of which is the aggregate credit sales of the Originators during the second calendar month preceding the calendar month for which such calculation is being made; provided, that the Dilution Ratio with respect to any calendar month prior to the date hereof shall be as agreed to by the Agent and the Seller and set forth in the Investor Report delivered in connection with the initial purchase under this Agreement.

         "Dilution Reserve" means for any Receivable Interest on any date, an amount equal to:

C x (DRP x DAF)

where:

         C = The Capital of such Receivable Interest at the close of business of the Originators on such date.

         DRP = The Dilution Reserve Percentage at the close of business of the Originators on the last day of the calendar month most recently ended.

         DAF = The Dilution Adjustment Factor on such date.

         "Dilution Reserve Percentage" means, for any Receivable Interest on any date, the product of (i) the highest Dilution Ratio during the twelve (12) calendar month period most recently ended, (ii) the Stress Factor on such date, and (iii) the Dilution Horizon Ratio on such date.

         "Dynamic Loss Percentage" means, for any Receivable Interest on any date, the product of (i) the Loss Ratio on such date, and (ii) three (3).

         "Eligible Assignee" means CNAI, any of its Affiliates, any Person managed by Citibank, N.A., CNAI or any of their Affiliates, or any financial or other institution acceptable to the Agent.

         "Eligible Receivable" means, at any time, a Receivable:

               (i) which constitutes a Transferred Receivable which was generated in the ordinary course of the applicable Originator's business and which, unless such Receivable constitutes an Inventory Protection Receivable, arises from the sale of goods or services owned by the related Originator;

               (ii) the Obligor of which is a United States resident, is not an Affiliate of any of the parties hereto;

               (iii) the Obligor of which, at the time of the creation of an interest therein under this Agreement, is a Designated Obligor and is not the Obligor of any Defaulted Receivables which in the aggregate constitute ten percent (10%) or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

               (iv) which at the time of the creation of an interest therein under this Agreement is not a Defaulted Receivable;

               (v) which, according to the Contract related thereto, is required to be paid in full within 240 days of the original billing date therefor;

               (vi) which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of
         Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a "current transaction" within the meaning of
         Section 3(a)(3) of the Securities Act of 1933, as amended;

               (vii) which if such Receivable constitutes an Inventory Protection Receivable is either an "account" or a "general intangible" within the meaning of Section 9-106 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest and which if such Receivable does not constitute an Inventory Protection Receivable is an "account" within the meaning of
         Section 9-106 of the UCC of the applicable jurisdictions governing the perfection of the interest created by the Receivable Interest;

               (viii) which is denominated and payable only in United States dollars in the United States;

               (ix) which arises under a Contract which has been duly authorized and that together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor) and is not subject to any Adverse Claim;

               (x) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

               (xi) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of the Seller, the Agent, the Investors or the Banks to exercise their rights under any Program Document, including, without limitation, their right to review the Contract;

               (xii) the original term of which has not been extended and the Outstanding Balance of which has not been adjusted, except as expressly permitted by Section 6.02(c);

               (xiii) which has been fully earned by performance on the part of the applicable Originator;

               (xiv) the sale of which in accordance with the Program Documents does not contravene of conflict with any law, rule or regulation; and

               (xv) which satisfies all applicable requirements of the Credit and Collection Policy.

         "Eligible SPE" shall mean each receivable investment company, partnership, trust, limited liability company or similar entity which in the ordinary course of its business issues commercial paper notes to fund its acquisition and maintenance of assets or to make advances to borrowers and which is either managed by CNAI or an Affiliate of CNAI.

         "E-Mail Report" shall have the meaning assigned to such term in Section 6.02(g).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Eurodollar Rate" means, for any Settlement Period, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank, N.A. in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two (2) Business Days before the first day of such Settlement Period in an amount substantially equal to the Capital associated with such Settlement Period on such first day and for a period equal to such Settlement Period.

         "Eurodollar Rate Reserve Percentage" of any Investor or Bank for any Settlement Period in respect of which Yield is computed by reference to the Eurodollar Rate means the reserve percentage applicable two (2) Business Days before the first day of such Settlement Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Settlement Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Settlement Period.

         "Event of Termination" has the meaning specified in Section 7.01.

         "Facility Termination Date" means the earliest of (a) November 20, 2002, (b) the date determined pursuant to Section 7.01, (c) the Commitment Termination Date, or (d) the date the Purchase Limit reduces to zero pursuant to
Section 2.01(b).

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by it.

         "Fee Letter" means the letter agreement dated as of the date hereof between the Seller and the Agent, as the same may from time to time be amended, waived, supplemental or otherwise modified.

         "Fees" shall have the meaning assigned to such term in Section 2.06(b).

         "First-Tier Agreement" means the Purchase and Contribution Agreement dated as of the date hereof among the Seller and each Originator, as the same may from time to time be amended, waived, supplemented or otherwise modified.

         "FMC" means FMC Corporation.

         "FMC Deposit Account" means an account of FMC maintained at a Deposit Bank for the purpose of receiving Collections listed on Schedule III hereto.

         "FMC Deposit Agreement" means each Deposit Agreement substantially in one of the forms attached hereto as Exhibit A-1 hereto, among a Deposit Bank, FMC and the Agent.

         "FMCW" means FMC Wyoming Corporation.

         "FMCW Effective Date" shall mean the first date upon which the conditions set forth in Section 3.01(b) shall have been fully satisfied.

         "Foreign Receivables" means each Receivable in respect of which the related Obligor is not a United States resident.

         "Funds Transfer Letter" means a letter in substantially the form of Exhibit C hereto executed and delivered by the Seller to the Agent, as the same may be amended or restated in accordance with the terms thereof.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

         "Incipient Event of Termination" means an event that but for the giving of notice or the lapse of time, or both, would constitute an Event of Termination.

         "Investor" means CIESCO and all other owners by assignment or otherwise of a Receivable Interest and, to the extent of the undivided interests so purchased, shall include any participants.

         "Indemnified Party" shall have the meaning assigned to such term in
Section 9.01.

         "Inventory Protection Receivables" means indebtedness of an Obligor in respect of payments made by FMC to such Obligor in connection with its inventory protection program.

         "Investor Rate" for any Settlement Period for any Receivable Interest means to the extent CIESCO funds such Receivable Interest for such Settlement Period by issuing promissory notes, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by CIESCO from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those promissory notes issued by CIESCO that are allocated, in whole or in part, by the Agent (on behalf of CIESCO) to fund the purchase or maintenance of such Receivable Interest during such Settlement Period as determined by the Agent (on behalf of CIESCO) and reported to the Seller, which rates shall reflect and give effect to the commissions of placement agents and dealers (which currently does not exceed 0.05% per annum of the face amount of such promissory notes) in respect of such commercial paper notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Agent (on behalf of CIESCO; provided, however, that if any component of such rate is a discount rate, in calculating the "Investor Rate" for such Settlement Period the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

         "Investor Report" means a report in substantially the form of Schedule I hereto.

         "Liquidation Day" means, for any Receivable Interest, (i) each day during a Settlement Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied, and (ii) each day which occurs on or after the Termination Date for such Receivable Interest.

         "Liquidation Fee" means, for any Settlement Period during which a Liquidation Day occurs, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Settlement Period which would have accrued during such Settlement Period) on the reductions of Capital of the Receivable Interest relating to such Settlement Period had such reductions remained as Capital, exceeds (ii) the income, if any, received by the Investors' investing the proceeds of such reductions of Capital.

         "Liquidity Fee" shall have the meaning assigned to such term in the Fee Letter.

         "Lock-Box" means a post office box maintained by a Deposit Bank and listed on Schedule III hereto.

         "Lock-Box Notice" means a notice, in substantially the form of Annex A to Deposit Agreements from the Agent to any Deposit Bank.

         "Loss Horizon Ratio" means, on any date, the fraction (i) the numerator of which is the aggregate cumulative credit sales for each of FMCW and the Applicable Divisions of FMC during the six (6) calendar months most recently ended on or before such date, and (ii) the denominator of which is the Outstanding Balance of all Eligible Receivables originated by the Originators as of such date; provided, that for purposes of such calculation, the amount of credit sales for each calendar month which starts prior to the date hereof shall be as agreed to by the Agent and the Seller and set forth in the Investor Report delivered in connection with the initial purchase under this Agreement.

         "Loss Percentage" means, for any Receivable Interest on any date, (a) during the period prior to the occurrence of a Special Event, the greatest of
(i) sixteen and one-half percent (16.5%), (ii) three (3) times the Normal Concentration Limit, and (iii) the Dynamic Loss Percentage, and (b) on and after the occurrence of a Special Event, the greatest of (i) 22%, (ii) four (4) times the Normal Concentration Limit, and (iii) the S&P Dynamic Loss Percentage.

         "Loss-to-Liquidation Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables written off by the Seller, any Originator or the Servicer or which should have been so written off in accordance with the Credit and Collection Policy, during such calendar month period by (ii) the aggregate amount of Collections of Pool Receivables actually received during such calendar month.

         "Loss Ratio" means, in respect of any Receivable Interest on any date, the highest average Default Ratio for any period of three (3) consecutive calendar months ending during the preceding twelve (12) calendar months.

         "Loss Reserve" means, for any Receivable Interest on any date, an amount equal to

                                 LP x (C + YFR)


where:

         YFR = the Yield/Fee Reserve at the time of computation.

         LP = the Loss Percentage for such Receivable Interest on such date.

         C = the Capital of such Receivable Interest at the close of business of the Servicer on such date.

         "Material Adverse Effect" means a material adverse effect on (i) the ability of the Seller, any Originator or the Servicer to fully perform its obligations under this Agreement or any other Program Document in a timely manner, (ii) the assets, operations, business or financial condition of the Seller or any Originator, (iii) the validity or enforceability of this Agreement or any other Program Document or the validity, enforceability or collectibility of a significant portion of the Pool Receivables, or (iv) any Investor's or any Bank's right, title or interest in a significant portion of the Pool Receivables or the Related Security with respect thereto.

         "Moody's" means Moody's Investors Service, Inc., together with its successors.

         "Net Receivables Pool Balance" means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced (without duplication) by the sum of (i) the Outstanding Balance of such Eligible Receivables that are then Defaulted Receivables, (ii) the aggregate amount by which the Outstanding Balance of such Eligible Receivables (other than Defaulted Receivables) of each Obligor then in the Receivables Pool exceeds the product of
(A) the Concentration Limit for such Obligor, and (B) the Capital of the Receivables Interests, (iii) the aggregate amount by which the Outstanding Balance of such Eligible Receivables (other than Defaulted Receivables) then in the Receivables Pool, the Obligors of which are a government or governmental subdivision or agency, exceeds (x) for the period prior to the occurrence of a Special Event, seven and one-half percent (7.5%) of the Outstanding Balance of such Eligible Receivables (other than Defaulted Receivables) in the Receivables Pool, and (y) for the period from and including the first day upon which a Special Event shall have occurred, zero (0), (iv) the aggregate amount by which the Outstanding Balance of such Eligible Receivables (other than Defaulted Receivables) then in the Receivables Pool which, in accordance with the related Contracts, are required to be paid in full within 91 to 150 days of the original billing date therefor, exceeds twenty-five percent (25%) of the Outstanding Balance of such Eligible Receivables (other than Defaulted Receivables) in the Receivables Pool, (v) the aggregate amount by which the Outstanding Balance of such Eligible Receivables (other than Defaulted Receivables) then in the Receivables Pool which, in accordance with the related Contract, are required to be paid in full within 151 to 240 days of the original billing date; exceeds twenty percent (20%) of the Outstanding Balance of such Eligible Receivables (other than Defaulted Receivables) in the Receivables Pool, (vi) the aggregate amount by which the Outstanding Balance of such Eligible Receivables (other than the Defaulted Receivables) then in the Receivables Pool which constitute Unbilled Jetway Receivables, exceeds (x) for the period prior to the occurrence of a Special Event, three percent (3%) of the Outstanding Balance of such Eligible Receivables (other than Defaulted Receivables) in the Receivables Pool, and (y) for the period from and including the first day upon which a Special Event shall have occurred, zero (0), and (vii) the aggregate amount of unapplied Collections in respect of Eligible Receivables.

         "Obligor" means a Person obligated to make payments pursuant to a Contract.

         "Originator" means each of FMC and FMCW, together with their respective permitted successors and assigns.

         "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof, excluding all the payment charges, delinquent charges and extension or collection fees. For the avoidance of doubt the Outstanding Balance of the Unbilled Jetway Receivables shall not exceed the principal balance thereof booked by FMC after the completion of established portions of the related project.

         "Percentage" of any Bank means, (a) with respect to Citibank, N.A., the percentage set forth on the signature page to this Agreement, as reduced by any Assignment and Acceptance entered into with an Eligible Assignee, or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the percentage set forth therein as such Bank's Percentage, as reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, or other entity, or a government or any political subdivision or agency thereof.

         "Pool Receivable" means a Transferred Receivable in the Receivables
Pool.

         "Program Documents" means this Agreement, the First-Tier Agreement, the Fee Letter, the Asset Purchase Agreement, the Undertaking and the agreements and documents entered into in connection herewith and therewith.

         "Program Fee" shall have the meaning assigned to such term in the Fee Letter.

         "Program Termination Date" means the later to occur of (i) the Facility Termination Date, and (ii) the date on which no Capital of or Yield on any Receivable Interest shall be outstanding and all other amounts owed to the Investors, the Banks and the Agent under the Program Documents have been paid in full.

         "Purchase Limit" means $200,000,000, as such amount may be reduced pursuant to Section 2.01. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the aggregate outstanding Capital of Receivable Interests under this Agreement at such time.

         "Receivable" means the indebtedness of any Obligor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

         "Receivable Interest" means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed as

                                C + YFR + LR + DR
                                -----------------
                                      NRPB

where:

         C = the Capital of such Receivable Interest at the time of computation.

         YFR = the Yield/Fee Reserve of such Receivable Interest at the time of computation.

         LR = the Loss Reserve of such Receivable Interest at the time of computation.

         DR = the Dilution Reserve of such Receivable Interest at the time of computation.

         NRPB = the Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03.

         "Receivable Turnover Days" means at any time, the average, for the immediately prior three (3) months, of the Outstanding Balance of Eligible Receivables at the end of each such month, divided by Collections received during such month, multiplied by thirty (30) days.

         "Receivables Pool" means at any time the aggregation of each then outstanding Transferred Receivable in respect of which the Obligor is a Designated Obligor at such time or was a Designated Obligor on the date of the initial creation of an interest in such Receivable under this Agreement.

         "Related Security" means with respect to any Receivable:

               (i) all of the Seller's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

               (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

               (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

               (iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor;

               (v) all of the Seller's and the applicable Originator's rights, remedies and interest in, to and under the First-Tier Agreement, the Deposit Agreement and the Contracts, including without limitation, the right to receive all payments thereunder and all claims for damages arising out of a breach or default thereunder;

               (vi) the Lock-Boxes and the Deposit Accounts and all other accounts to which the proceeds of the foregoing are remitted, and all cash and investments therein; and

               (vii) the proceeds (as defined in the UCC) of the foregoing and of such Receivable.

         "Required Tier-1 Ratings" means long-term senior unsecured debt ratings from both S&P and Moody's of at least "BBB-" and "Baa3", respectively.

         "Required Tier-2 Ratings" means long-term senior unsecured debt ratings which are less than the Required Tier-1 Ratings but which are at least "BB+" and "Ba1" from both S&P and Moody's, respectively.

         "Schedule IV Claim" means the specific claim specified on Schedule IV hereto, as such claim exists on the date hereof.

         "S&P" shall mean Standard & Poor's Ratings Group, together with its successors.

         "S&P Default Ratio" means, on any date, the fraction (expressed as a percentage) (A) the numerator of which is the aggregate Outstanding Balance of all Receivables as to which any payment, or part thereof, remains unpaid for more than ninety (90) days but less than one hundred twenty (120) days from the original due date for such payment plus Receivables written off prior to 90 days, as of the end of the most recent calendar month, and (B) the denominator of which is the Originators' credit sales during the sixth calendar month immediately preceding the calendar month for which this calculation is being made; provided, that the S&P Default Ratio for any date prior to the date hereof and the amount of any credit sales for any calendar month which starts prior to the date hereof shall be as agreed to by the Agent and the Seller and set forth in the Investor Report delivered in connection with the initial purchase under this Agreement.

         "S&P Loss Ratio" means, in respect of any Receivable Interest on any date, the highest average S&P Default Ratio for any period of three (3) consecutive calendar months ending during the preceding twelve (12) calendar months.

         "S&P Dynamic Loss Percentage" means, for any Receivable Interest on any date, the product of (i)the S&P Loss Ratio on such date, (ii) 2.0 , and (iii) the Loss Horizon Ratio on such date.

         "SEC" means the Securities and Exchange Commission.

         "Seller" shall have the meaning assigned to such term in the introduction of this Agreement.

         "Seller Deposit Account" means an account of the Seller maintained at a Deposit Bank for the purpose of receiving Collections after a Special Event.

         "Seller Deposit Agreement" means each Deposit Agreement substantially in one of the forms attached hereto as Exhibit A-2, among a Deposit Bank, FMC, the Seller and the Agent.

         "Servicer" means at any time the Person then authorized pursuant to
Section 6.01 to service, administer and collect Pool Receivables.

         "Servicer Fee" has the meaning specified in Section 2.06(a).

         "Settlement Date" means the second (2nd) Business Day after the end of each Settlement Period during the term of this Agreement; provided, that with respect to any Settlement Period for which Yield is computed by reference to the Assignee Rate, the Settlement Date shall be the last day of the Settlement Period.

         "Settlement Period" means:

         (a) in the case of any Settlement Period in respect of which Yield is computed by reference to the Investor Rate, each successive period commencing on the first day of each calendar month during the term of this Agreement and ending on the last day of such calendar month during the term of this Agreement; provided, however, that in the case of any Settlement Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Settlement Period shall end on such Termination Date and the duration of each Settlement Period which commences on or after the Termination Date for such Receivable Interest may be any period (including, without limitation, a period of one day) as shall be selected from time to time by the Agent;

         (b) in the case of any Settlement Period in respect of which Yield is computed by reference to the Assignee Rate, each successive period commencing on the first day of each calendar month during the term of this Agreement and ending on the last day of such calendar month during the term of this Agreement; provided, however, that any Settlement Period which is other than the monthly Settlement Period shall be of such duration as shall be selected by the Agent; and

         (c) in the case of any Settlement Period in respect of which Yield is computed by reference to the Alternate Base Rate, such Settlement Period shall be of such duration as shall be selected by the Agent.

         "Special Event" means FMC's senior unsecured long-term debt rating is less than the Required Tier-1 Ratings.

         "Specified Percentage" means (i) during the period prior to the occurrence of a Special Event, one hundred percent (100%); provided, however, that, prior to the occurrence of a Special Event, during the months of April and May the Specified Percentage shall be eighty percent (80%), and (ii) on each day on and after the occurrence of a Special Event, eighty-five percent (85%); provided, however, that, after the occurrence of a Special Event, during the months of April and May the Special Percentage shall be seventy-two percent (72%).

         "Stress Factor" means on any date (i) during the period prior to the occurrence of a Special Event, one (1), and (ii) on and after the occurrence of a Special Event, two (2).

         "Tangible Net Worth" means at any time with respect to the Seller the excess of (i) the aggregated Outstanding Balance of all Pool Receivables plus cash and cash equivalents of the Seller, minus (ii) the sum of (a) the Outstanding Balance of such Receivables which have become Defaulted Receivables, plus (b) Capital, the Yield Reserve, Servicer Fee Reserve at such time, the Loss Reserve at such time, plus (c) all other amounts owed by the Seller under the Program Documents.

         "Taxes" shall have the meaning assigned to such term in Section
10.04(c).

         "Termination Date" for any Receivable Interest means (i) in the case of a Receivable Interest owned by an Investor, the earlier of (a) the Business Day which the Seller so designates by notice to the Agent at least three (3) Business Days in advance for such Receivable Interest, and (b) the Facility Termination Date, and (ii) in the case of a Receivable Interest owned by a Bank, the earlier of (a) the Business Day which the Seller so designates by notice to the Agent at least three (3) Business Days in advance for such Receivable Interest, and (b) the Commitment Termination Date.

         "Transferred Receivables" shall have the meaning assigned to such term in the First-Tier Agreement.

         "True Sale" shall mean, with respect to any asset or property, the sale or transfer of an ownership interest in such asset or property (not the granting of a security interest therein), for purposes of the application of Section 541 of the Federal Bankruptcy Code, which sale or transfer was not made with the intent to hinder, delay or defraud any present or future creditors and is not voidable or subject to avoidance under the Federal Bankruptcy Code.

         "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

         "Unbilled Jetway Receivable" means a Receivable booked (but not billed to the applicable Obligor) by FMC in accordance with its customary revenue recognition procedures for its Jetway Systems Division upon the completion of established portions of the related project.

         "Undertaking" means the Undertaking Agreement dated as of the date hereof from FMC to the Agent on behalf of itself, the Investor and the Banks, as the same may from time to time be amended, waived, supplemented or otherwise modified.

         "Year 2000 Problem" means in respect of any Person, the risk that the computer applications used by such Person, or the suppliers and vendors of such Person may be unable to recognize and perform data sensitive functions involving dates prior to any date after December 31, 1999.

         "Yield" means:

               (i) for each Receivable Interest for any Settlement Period to the extent CIESCO will be funding such Receivable Interest during such Settlement Period through the issuance of promissory notes,

                                IR x C x ED + LF
                                -----------
                                       360

               (ii) for each Receivable Interest for any Settlement Period to the extent (x) the Investors will not be funding such Receivable Interest during such Settlement Period through the issuance of commercial paper or (y) the Banks will be funding such Receivable Interest,

                                AR x C x ED + LF
                                -----------
                                       360

where:

         AR    =   the Assignee Rate for such Receivable Interest for such
                   Settlement Period

         C     =   the Capital of such Receivable Interest during such
                   Settlement Period

         IR    =   the Investor Rate for such Receivable Interest for such
                   Settlement Period

         ED    =   the actual number of days elapsed during such Settlement
                   Period

         LF    =   the Liquidation Fee, if any, for such Receivable Interest for such Settlement Period

; provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided, further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

         "Yield/Fee Reserve" means, for any Receivable Interest on any date, an amount equal to

                                (C x YFRP) + AUYF

where:

         C = the Capital of such Receivable Interest at the close of business of the Servicer on such date.

         YFRP = the Yield/Fee Reserve Percentage on such date.

         AUYF = accrued and unpaid Yield, Servicer Fee and fees under the Fee Letter on such date.

         "Yield/Fee Reserve Percentage" means, for any Receivable Interest on any date, a percentage equal to:

                       [(AER x 1.5) + AM + PF + SF] x RTD
                       ----------------------------------
                                       360
where

         AER = the rate equal to the fraction expressed as a percentage the numerator of which is the one-month Eurodollar Rate in effect on such date and the denominator of which is one (1) minus the Eurodollar Rate Reserve Percentage.

         AM = the Applicable Margin in effect on such date.

         PF = the sum of the percentages per annum used in the calculation of the Program Fee (as defined in the Fee Letter) in effect on such date.

         SF = the percentage per annum used in the calculation of the Servicer Fee in effect on such date.

         RTD = the highest monthly Receivable Turnover Days during the most recently ended 12 months, plus 10 days.

         SECTION 1.02.  Rules of Construction; Other Terms.
                        ----------------------------------

         For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         Singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate.

         The words "herein," "hereof" and "hereunder" and other words of similar import used herein refer to this Agreement as a whole and not to any particular appendix, article, schedule, section, paragraph, clause, exhibit or other subdivision.

         The headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof.

         References in this Agreement to "including" shall mean including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

         Each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement.

         All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

         SECTION 2.01.  Purchase Facility.
                        -----------------

         (a) On the terms and conditions hereinafter set forth, CIESCO may, in its sole discretion, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Facility Termination Date (in the case of CIESCO) and to the Commitment Termination Date (in the case of the Banks). Under no circumstances shall CIESCO make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests would exceed the Purchase Limit.

         (b) The Seller may, upon at least five (5) Business Days' written notice to the Agent, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof.

         (c) The Agent, on behalf of the Investors which own Receivable Interests, may have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests. The Agent, on behalf of the Banks which own Receivable Interests, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests.

         SECTION 2.02.  Making Purchases.
                        ----------------

         (a) Each purchase by CIESCO or the Banks shall be made on at least two
(2) Business Days' prior written notice from the Seller to the Agent. Each such notice of a purchase shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000, being referred to herein as the initial "Capital" of the Receivable Interest then being purchased), and (ii) the date of such purchase (which shall be a Business Day). The Agent shall promptly thereafter notify the Seller whether CIESCO has determined to make a purchase.

If CIESCO has determined not to make a proposed purchase, the Agent shall promptly send notice of the proposed purchase to all of the Banks concurrently by telecopier or cable specifying the date of such purchase, each Bank's Percentage multiplied by the aggregate amount of Capital of Receivable Interest being purchased, and whether the Yield for such Receivable Interest is calculated based on the Eurodollar Rate (which may be selected only if such notice is given at least two (2) Business Days prior to the purchase date) or the Alternate Base Rate.

         (b) On the date of each such purchase of a Receivable Interest, CIESCO or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in

Article III, make available to the Seller in same day funds an amount equal to the initial Capital of such Receivable Interest, at the account set forth in the Funds Transfer Letter.

         (c) Effective on the date of each purchase pursuant to this Section
2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

         (d) Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed such Bank's Bank Commitment less the outstanding and unpaid amount of any purchases made by such Bank under the Asset Purchase Agreement. Each Bank's obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any purchase.

         SECTION 2.03.  Receivable Interest Computation.
                        -------------------------------

         Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant. Such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all other amounts owed by the Seller, the Originators and the Servicer under the Program Documents to the Investors, the Banks or the Agent are paid and the Servicer shall have received the accrued Servicer Fee thereon.

         SECTION 2.04.  Settlement Procedures.
                        ---------------------

         (a) Collection of the Pool Receivables shall be administered by the Servicer, in accordance with the terms of Article VI of this Agreement. FMCW and FMC (if FMC is not the Servicer) each shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day of which FMCW or FMC has knowledge and all information relating to the Receivables originated by such Originator which is necessary for the computations of each Receivable Interest.

         (b) The Servicer shall, on each day on which Collections of Pool Receivables are received by it with respect to any Receivable Interest:

               (i) set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield and Servicer Fee accrued through such day for such Receivable Interest and not previously set aside;

               (ii) if such day is not a Liquidation Day for such Receivable Interest, reinvest with the Seller on behalf of the Investors or the Banks that hold such Receivable Interest the percentage of such Collections represented by such Receivable Interest, to the extent representing a return of Capital, by recomputation of such Receivable Interest pursuant to Section 2.03 (each such transaction relating to a Receivable Interest, a "reinvestment");

               (iii) if such day is a Liquidation Day for such Receivable Interest, set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interest the entire remainder of such percentage of Collections; provided, that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Termination Date, and thereafter during such Settlement Period the conditions set forth in
         Section 3.02 are satisfied or waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (ii) on the day of such subsequent satisfaction or waiver of conditions; and

               (iv) during such times as amounts are required to be reinvested in accordance with the foregoing subsection (ii) or the proviso to subsection (iii), release to the Seller for its own account any Collections in excess of such amounts or in excess of the amounts that are required to be set aside pursuant to subsection (i) above.

         (c) The Servicer shall deposit into the Agent's Account, on each Settlement Date, Collections held for the Investors or the Banks pursuant to
Section 2.04(b) that relate to the Receivable Interests.

         (d) Upon receipt of funds deposited into the Agent's Account, the Agent shall distribute them as follows:

               (i) if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in payment in full of all accrued Yield and then to the Servicer in payment in full of all accrued Servicer Fee.

               (ii) if such distribution occurs on a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in payment in full of all accrued Yield, second to such Investors or Banks in reduction to zero of all Capital, third to such Investors, Banks or the Agent in payment of any other amounts owed by the Seller hereunder, and fourth to the Servicer in payment in full of all accrued Servicer Fee.

         After the Program Termination Date, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

         SECTION 2.05.  General Settlement Procedures.
                        -----------------------------

         (a)   If on any day

               (i) the Outstanding Balance of a Pool Receivable is reduced, adjusted or cancelled as a result of any billing adjustment, renegotiation, application of credit balances, rebates, discounts, charge-backs, exchanges, returns or other similar credits, allowances, net-outs, set-offs, offsets, defenses (including any failure by any Originator to deliver any goods provide any service or otherwise perform its obligations under any Contract) or other dilution factors; or

               (ii) the Outstanding Balance of a Pool Receivable is reduced or cancelled as a result of a set-off or offset in respect of any claim by the Obligor thereof against any Originator, the Seller or any of their respective Affiliates or any other Person (whether such claim arises out of the same or a related transaction or an unrelated transaction); or

               (iii) any of the representations or warranties in clauses (i),
         (j), or (q) of Section 4.01 is at any time not true with respect to any Pool Receivable; or

               (iv) any amount received by the Agent, any Investor, any Bank or Servicer under this Agreement is rescinded or must otherwise be returned by the Agent, the Investor, any Bank or the Servicer for any reason;

then the Seller shall be deemed to have received on such day, and shall be obligated to pay on such day, a Collection of such Pool Receivable or such other amount equal to (A) the amount of such reduction or cancellation, in the case of an event of the type described in clause (i) or (ii) above, (B) the full amount of such Pool Receivable, in the case of an event of the type described in clause
(iii) above, or (C) such amount so rescinded or returned, in the case of an event of the type described in clause (iv) above, all such amounts to be distributed in accordance with the priorities set forth in Section 2.04.

         (b)   For the purposes of Section 2.04:

               (i) except as provided in Section 2.05(a) or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for, or the Contract requires, application to specific Receivables; and

               (ii) if and to the extent the Agent, the Investor or the Banks shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent, the Investors or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

         SECTION 2.06.  Fees.
                        ----

         (a) Each Investor and Bank shall pay to the Servicer a fee (the "Servicer Fee") of 0.5% per annum on the average daily Capital of each Receivable Interest owned by such Investor or Bank, from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which such Capital is reduced to zero, payable on each Settlement Date. Upon three (3) Business Days' notice to the Agent, the Servicer (if not FMC or its designee or an Affiliate of FMC) may elect to be paid, as such fee, another percentage per annum on the average daily Capital of such Receivable Interest, but in no event in excess for all Receivable Interests relating to a single Receivables Pool of 110% of the reasonable costs and expenses of the Servicer in administering and collecting the Receivables in such Receivables Pool. The Servicer Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04.

         (b) The Seller shall pay to the Agent certain fees (collectively, the "Fees") in the amounts and on the dates set forth in the Fee Letter.

         (c) The Seller shall also pay to the Agent for the account of CIESCO fees for certain costs and expenses of any issuing and paying agent related to the issuance of promissory notes, auditing of the books and rating of the promissory notes, in the amounts and on the dates set forth in the Fee Letter.

         SECTION 2.07.  Payments and Computations, Etc.
                        -------------------------------

         (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Agent's Account.

         (b) The Seller shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller (whether as Servicer or otherwise) when due hereunder, at an interest rate per annum equal to two percent (2%) per annum above the Alternate Base Rate, payable on demand.

         (c) All computations of interest under subsection (b) above and all computations of Yield, fees and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

         SECTION 2.08.  Increased Costs.
                        ---------------

         (a) If CNAI, any Investor, any Bank, any entity which enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an "Affected Person") determines that compliance with any law or regulation or any guideline (whether or not having the force of law) introduced or changed after the date hereof or that compliance with any request from any central bank or other governmental authority (whether or not having the force of law) made after the date hereof, affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately upon demand pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

         (b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.09) in or in the interpretation of any law or regulation after the date hereof, or (ii) compliance with any guideline introduced after the date hereof (whether or not having the force of law) or request from any central bank or other governmental authority made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Investor or Bank of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which Yield is computed by reference to the Eurodollar Rate, then, upon demand by such Investor or Bank (with a copy to the Agent), the Seller shall immediately upon demand pay to the Agent, for the account of such Investor or Bank (as a third-party beneficiary), from time to time as specified by such Investor or Bank, additional amounts sufficient to compensate such Investor or Bank for such increased costs. A certificate as to such amounts submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

         (c) If after the date hereof any Affected Person shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency made after the date hereof: (i) which subjects any Affected Person to any charge or withholding on or with respect to this Agreement or an Affected Person's obligations with respect to the Receivable Interest, or changes the basis of taxation of payments to any Affected Person or any amounts payable under this Agreement, except for changes in the rate of tax on the overall net income of an Affected Person and franchise taxes imposed on an Affected Person by any taxing authority in any jurisdiction which asserts jurisdiction to impose such taxes on the basis of the contacts which such Affected Person maintains with such jurisdiction other than the contacts arising from the execution, performance and delivery of, or receipt of payments under, this Agreement or any other Program Document or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Person or credit extended by an Affected Person with respect to the Receivable Interest or
(iii) which imposes any other condition the result of which is to increase the cost to an Affected Person of performing its obligations under this Agreement, or to reduce the amount of any sum received or receivable by an Affected Person under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by such Affected Person (with a copy to the Agent), the Seller, shall pay to the Agent within ten (10) days after receipt of demand from such Affected Person, for the account of such Affected Person, such amounts charged to such Affected Person (without duplication of amounts payable under Section 2.08(a), 2.08(b) or 2.09). A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes absent manifest error.

         (d) Each Affected Person agrees that, upon the occurrence of any event giving rise to additional amounts pursuant to clauses (a), (b) or (c) of this Sections 2.08, it will, if requested by the Seller, use reasonable efforts (subject to overall policy considerations of such Affected Person) (i) to file any certificate or document requested by the Seller, or (ii) to designate a different lending office to mitigate or avoid the future consequences of the event or circumstances giving rise to the operation of any such Section; provided, however, that the filing of any such certificate or document or such designation of a different lending office is consistent with legal and regulatory restrictions and would not be disadvantageous to such Affected Person.

         SECTION 2.09.  Additional Yield on Receivable Interests Bearing a
                        --------------------------------------------------
Eurodollar Rate.
---------------

         The Seller shall pay to any Investor or Bank, so long as such Investor or Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Receivable Interest of such Investor or Bank during each Settlement Period in respect of which Yield is computed by reference to the Eurodollar Rate, for such Settlement Period, at a rate per annum equal at all times during such Settlement Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Settlement Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Investor or Bank for such Settlement Period. Such additional Yield shall be determined by such Investor or Bank and notice thereof given to the Seller through the Agent within thirty (30) days after any Yield payment is made with respect to which such additional Yield is requested and shall be paid on the next Settlement Date. A certificate as to such additional Yield submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

         SECTION 2.10.  Funding Losses.
                        --------------

         (a) In the event that any Bank or Investor shall actually incur any loss or expense by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank or Investor to make any purchase or maintain the ownership of any Receivable Interest in respect of which Yield is computed by reference to the Eurodollar Rate as a result of (i) any settlement with respect to such Receivable Interest being made on any day other than the scheduled last day of an applicable Settlement Period with respect thereto, or
(ii) any purchase not being made in accordance with a request therefor under
Section 2.02, then, upon written notice from the Agent to the Seller, the Seller shall immediately pay to the Agent or for the account of such Bank or Investor, the amount of such loss or expense. Such written notice shall be conclusive and binding for all purposes absent manifest error.

         (b) Each notice given by the Agent pursuant to subsection (a) of this
Section 2.10 shall be irrevocable and binding on the Seller and the Seller shall indemnify the Investors and the Banks against any loss or expense incurred by any Investor or Bank as a result of any failure by the Seller to accept the amount requested to be paid by such Purchaser, including, without limitation, any loss or expense incurred by such Purchaser by reason of the liquidation or reemployment of deposits or other funds acquired or requested by such Investor or Bank to fund such requested amount.

                                   ARTICLE III

                             CONDITIONS OF PURCHASES

         SECTION 3.01.  Conditions Precedent to Initial Purchase.
                        ----------------------------------------

         (a) The initial purchase of a Receivable Interest originated by FMC under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the
Agent:

         (A) A certificate of the Secretary or Assistant Secretary of the Seller and FMC certifying (i) as to its certificate of incorporation and by-laws, (ii) as to the resolutions of its Board of Directors approving this Agreement and the other Program Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Program Documents are true and correct, and (iv) the incumbency and specimen signature of each of its officers authorized to execute the Program Documents.

         (B) Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of such initial transfer under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership interests in the Pool Receivables originated by FMC and the Related Security with respect thereto contemplated by this Agreement and the First-Tier Agreement.

         (C) Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by FMC.

         (D) Completed requests for information, dated on or before the date of such initial transfer, listing the financing statements referred to in subsection (C) above and all other effective financing statements filed in the jurisdictions referred to in subsection (C) above that name the Seller or FMC as debtor, together with copies of such other financing statements (none of which shall cover any Receivables, Contracts or Related Security).

         (E) Fully executed copies of the Program Documents which shall each be in full force and effect.

         (F) An executed copy of each FMC Deposit Agreement and each Seller Deposit Agreement.

         (G) Favorable opinions of Mayer, Brown & Platt, counsel for the Seller and FMC, as to such matters as the Agent may reasonably request, including without limitation as to the "true sale" nature of transfer of the Receivables contemplated by the First-Tier Agreement.

         (H) The Agent shall have received a pro-forma Investor Report, which shall evidence compliance with the terms of the Program Documents, after giving credit to the initial transfer of an interest in Receivables under this Agreement.

         (I) FMC shall have established the FMC Deposit Accounts and Lock-Boxes and the Seller shall have established the Seller Deposit Agreements and Lock-Boxes.

         (J) The conditions precedent set forth in Section 3.01(a) of the First-Tier Agreement shall have been fully satisfied.

         (b) The initial purchase of a Receivable Interest originated by FMCW under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the
Agent:

         (A) A certificate of the Secretary or Assistant Secretary of FMCW certifying (i) as to its certificate of incorporation and by-laws, (ii) as to the resolutions of its Board of Directors approving the Program Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the First-Tier Agreement are true and correct, and (iv) the incumbency and specimen signature of each of its officers authorized to execute the Program Documents.

         (B) Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of such initial transfer under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership interests in the Pool Receivables (including the Pool Receivables originated by FMCW) and the Related Security with respect thereto contemplated by this Agreement and the First-Tier Agreement.

         (C) Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Receivables originated by FMCW or Contracts or Related Security with respect thereto previously granted by FMCW.

         (D) Completed requests for information, dated on or before the date of such initial transfer, listing the financing statements referred to in subsection (C) above and all other effective financing statements filed in the jurisdictions referred to in subsection (C) above that name FMCW as debtor, together with copies of such other financing statements (none of which shall cover any Receivables, Contracts or Related Security).

         (E) Favorable opinions of Mayer, Brown & Platt, counsel for the Seller and FMCW, as to such matters as the Agent may reasonably request, including without limitation as to the "true sale" nature of transfer of the Receivables contemplated by the First-Tier Agreement.

         (F) Such other instruments, certificates and documents as the Agent may have reasonably requested.

         SECTION 3.02.  Conditions Precedent to All Purchases and Reinvestments.
                        -------------------------------------------------------

         Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that

         (a) in the case of each purchase, the Servicer shall have delivered to the Agent at least two (2) Business Days prior to such purchase, in form and substance satisfactory to the Agent, a completed Investor Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g) and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under Section 7.01(k) would occur;

         (b) in the case of each proposed purchase or reinvestment, the Servicer shall have delivered to the Agent on or prior to the date of such reinvestment, in form and substance satisfactory to the Agent, a completed Investor Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g);

         (c) on the date of such proposed purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

               (i) the representations and warranties contained in Section 4.01 are correct on and as of the date of such purchase or reinvestment as though made on and as of such date and shall be deemed made on such day, except to the extent such representation and warranty relates solely to an earlier date; and

               (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination;

         (d)   no Designated Event shall have occurred; and

         (e) the Agent shall have received such other approvals, opinions or documents as it may reasonably request;

provided, however, that the absence of the occurrence and continuance of an Incipient Event of Termination shall not be a condition precedent to any reinvestment or purchase on any day which does not cause the aggregate Capital after giving effect to such reinvestment or purchase to exceed aggregate Capital as of the opening of business on such day.

         SECTION 3.03.  Conditions Subsequent.
                        ---------------------

         (a) Each of the Seller and the Servicer agree that upon the occurrence of a Special Event they shall promptly cause all Collections to be remitted from the FMC Deposit Accounts to the Seller Deposit Accounts in accordance with
Section 5.01(i).

         (b) Each of the Seller and the Servicer agree that upon the occurrence of an Event of Termination or a Designated Event they shall promptly and in any event within fifteen (15) days after the occurrence of such event, instruct all Obligors to remit all Collections in respect of all Pool Receivables only to Seller Deposit Accounts and Lock-Boxes and provide to the Agent a certificate of the chief financial officer or Treasurer of FMC stating that such instructions have been duly given.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01.  Representations and Warranties of the Seller and the
                        ----------------------------------------------------
Servicer.
--------

         Each of the Seller and the Servicer hereby represents and warrants as of the date hereof and as of each date purchase and reinvestment of or in a Receivable Interest as follows:

         (a) Such party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified does not give rise to the reasonable possibility of a Material Adverse Effect.

         (b) The execution, delivery and performance by it of the Program Documents to which it is a party, (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene
(1) its certificate of incorporation, by-laws or other organizational documents,
(2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting or its properties or assets or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its properties or assets, and (iv) do not result in or require the creation of any Adverse Claim with respect to any of its assets or properties. This Agreement has been duly executed and delivered by it.

         (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of the Program Documents to which it is a party, except for the filing UCC financing statement which are referred to herein.

         (d) Each of the Program Documents to which it is a party constitutes its legal, valid and binding obligation enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

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

         (e) The opening pro forma balance sheet of the Seller, copies of which have been furnished to the Agent, fairly present the financial condition of the Seller after giving effect to the initial transfer of Receivables under the First-Tier Agreement as the date thereof, all in accordance with GAAP consistently applied, and since such date there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

         (f) The balance sheets of each Originator and its consolidated subsidiaries as at December 31, 1998, and the related statements of income and retained earnings of the Servicer and its consolidated subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present the financial condition of each such Originator and its consolidated subsidiaries as at such date and the results of the operations of each such Originator and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and since December 31, 1998 there has been no material adverse change in the business, operations, property or financial condition of any Originator.

         (g) Except for the Schedule IV Claim and the claims and proceedings relating to or arising out of the subject matter of the Schedule IV Claim, there are no actions, suits or proceedings current or pending, or to its knowledge threatened before any court, governmental agency or arbitrator of any kind which may give rise to the reasonable possibility of a Material Adverse Effect.

         (h) No proceeds of any purchase or reinvestment will be used in a manner which contravenes or conflicts with Regulations T, U, or X promulgated by the Board of Governors of the Federal Reserve System.

         (i) Immediately prior to the sale or contribution of a Receivable to the Seller by an Originator pursuant to the First-Tier Agreement, such Originator is the legal and beneficial owner of such Receivable and the Related Security free and clear of any Adverse Claim. The First-Tier Agreement is effective to, and shall, transfer to the Seller (and the Seller shall acquire) from the Originators all right, title and interest of the Originators in each Receivable and in the Related Security (as defined in the First-Tier Agreement) and Collections with respect thereto on the initial sale date, with respect to Receivables outstanding on such date, and thereafter upon the creation and origination of each Receivable free and clear of any Adverse Claim. Each transfer or contribution of a Receivable and the Related Security (as defined in the First-Tier Agreement) and Collections with respect thereto by an Originator to the Seller pursuant to the First-Tier Agreement constitutes a True Sale.

         (j) Immediately prior to each transfer or reinvestment hereunder, the Seller is the legal and beneficial owner of each Pool Receivable and Related Security with respect thereto, free and clear of all Adverse Claims. This Agreement is effective to, and shall, upon each transfer and reinvestment hereunder, transfer and assign to the Investors and the Banks a valid and perfected first priority ownership interest to the extent of the Receivable Interest in the Pool Receivables, the Related Security and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Pool Receivables, the Related Security, Collections or Contract with respect thereto is on file in any recording office, except those filed in favor of the Agent pursuant to this Agreement, and the Seller pursuant to the First-Tier Agreement.

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

         (k) Each Investor Report (including without limitation, each E-Mail Report), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller, any Originator or the Servicer, to the Agent, the Investors or the Banks in connection with any Program Documents is or will be accurate in all material respects as of its date or as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein (when considered as a whole), in the light of the circumstances under which they were made, not misleading.

         (l) The principal place of business and chief executive office (for purposes of the UCC) of the Servicer and the Seller and the office where the Seller and the Servicer keep its records concerning the Pool Receivables are located at the address or addresses referred to in Section 5.01(b).

         (m) The names and addresses of all the Deposit Banks, together with the account numbers of the Deposit Accounts or supplemental at such Deposit Banks, are as specified in Schedule I hereto, as such Schedule I may be updated from time to time pursuant to Section 5.01(h).

         (n) Each purchase of a Receivable Interest and each reinvestment of Collections in Pool Receivables will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

         (o) Except as set forth on Schedule V hereto, it is not known by and does not use any trade name or doing-business-as name.

         (p) No transaction contemplated by the Program Documents requires compliance with any bulk sales act or similar law.

         (q) Each Receivable included in the Net Receivables Pool Balance as an Eligible Receivable on the date of any purchase, reinvestment or computation of Net Receivables Pool Balance is an Eligible Receivable.

         (r) The Servicer represents that no license or approval is required for the Agent's use of any program used by the Servicer in the servicing of Pool Receivables, other than those which have been obtained and are in full force and effect.

         (s) The Seller is not, and is not controlled by, an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

         (t) FMC has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could be adversely affected by the Year 2000 Problem; (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) implemented such plan in accordance with such timetable. FMC is exercising commercially reasonable efforts to enable the computer hardware and software within the critical business systems of FMC to perform properly date-sensitive functions for all dates before and after January 1, 2000. FMC has no reason to believe that such critical business systems will not function on any given date or that the ability of FMC to perform its obligations under the Program Documents will be impaired.

         (u) Prior to the occurrence of a Special Event, all Obligors and only Obligors of Pool Receivables and Foreign Receivables have been instructed or, upon the creation of Receivables owed by them, will be instructed to make payments only to FMC Deposit Accounts and Lock-Boxes and such instructions have not been modified or revoked by the Seller or the Servicer and such instructions that have been given are in full force and effect.

         (v) (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller has not, does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller's abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller's property would constitute unreasonably small capital.

         (w) With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by an Originator or (ii) shall have purchased such Pool Receivable from an Originator in exchange for payment (made by the Seller to such Originator in accordance with the provisions of the First-Tier Purchase Agreement) of cash, in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by an Originator to the Seller and no such sale is or may be voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

         (x) The Seller was incorporated on October __, 1999 and the Seller did not engage in any business activity prior to the date hereof. The Seller has no subsidiaries.

         (y) Except to the extent that an Originator has delivered to the Agent a direction letter addressed to the warehouseman of any off-site facility, such Originator does not maintain books and records relating to the Pool Receivables at off-site data processing or storage facilities.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01.  Covenants of the Seller.
                        -----------------------

         Until the Program Termination Date:

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

         (a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges could not give rise to a reasonable possibility of a Material Adverse Effect.

         (b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables at the address of the Seller set forth under its name on the signature pages to this Agreement or, upon thirty (30) days' prior written notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest in the Pool Receivables have been taken and completed. The Seller also will maintain and implement or cause the Servicer to maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

         (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

         (d) Sales, Liens, Etc. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller's undivided interest in any Pool Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

         (e) Extension or Amendment of Receivables. Except as provided in
Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto or permit the Servicer to do the same.

         (f) Change in Business or Credit and Collection Policy. Without the prior written consent of the Agent, the Seller will not make any change in (i) the character of its business , or (ii) the Credit and Collection Policy to the extent that such change in the Credit and Collection Policy could impair the collectibility of the Pool Receivables or could otherwise give rise to a Material Adverse Effect.

         (g) Audits. The Seller will, from time to time during regular business hours as reasonably requested by the Agent, permit the Agent, or its agents or representatives (including independent public accountants, which may be the Seller's independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Seller, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and
(iii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller's performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters; provided, however, that such periodic audits shall be limited to two (2) per calendar year unless an Audit Deficiency has occurred or unless an Event of Termination, Incipient Event of Termination or a Designated Event has occurred in such calendar year.

         (h) Change in Payment Instructions to Obligors. Subject to Section 3.03 the Seller will not add or terminate any bank as a Deposit Bank from those listed on Schedule III, make any changes in its Lock-Boxes or Deposit Accounts from those listed in Schedule III to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box or Deposit Account, unless the Agent shall have received written notice of such addition, termination or change at least fifty-seven (57) days prior to the effective date of such addition, termination or change (the "Control Modification Date") and the Agent shall have received at least thirty (30) days prior to the Control Modification Date, the following: a revised Schedule III, a Deposit Agreement executed by each new Deposit Bank or an existing Deposit Bank with respect to each new Lock-Box or Deposit Account, as applicable and by the Agent and FMC or the Seller, as applicable, and a certificate of an officer of FMC certifying that (A) all of the accounts listed on the revised Schedule III are in existence and all of the information contained therein is correct as of the date of such certificate, and (B) in the case of a termination or change of a Lock-Box or Deposit Account, the Obligors who were depositing payments to such accounts have been directed to deposit payments on and after the Control Modification Date to either an existing Lock-Box or Deposit Account or a new Lock-Box or Deposit Account, in either case as identified on the revised
Schedule III.

         (i) Deposits to Deposit Accounts. Prior to the occurrence of a Special Event, the Seller shall deposit or cause to be deposited all Collections of Pool Receivables into the FMC Deposit Accounts. After the occurrence of a Special Event and prior to instructing the Obligors to remit all Collections to a Seller Deposit Account following the occurrence of an Event of Termination or a Designated Event as required by Section 3.03(b), the Seller shall deposit or cause to be deposited all Collections of Pool Receivables into the FMC Deposit Accounts and shall cause such amounts to be promptly (and in any event within one (1) Business Day after receipt) remitted to a Seller Deposit Account. After instructing the Obligors to remit all Collections to a Seller Deposit Account following the occurrence of an Event of Termination or a Designated Event the Seller shall deposit or cause to be deposited all Collections of Pool Receivables directly into the Seller Deposit Accounts. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Deposit Account cash or cash proceeds other than Collections of Pool Receivables; provided, however, that prior to the occurrence of a Special Event, Collections in respect of Foreign Receivables may be remitted to the FMC Deposit Account.

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

         (j) Marking of Records. At its expense, the Seller shall identify on its books, records and master data processing records the Pool Receivables and indicate that Receivable Interests related to such Pool Receivables have been sold in accordance with this Agreement.

         (k)   Further Assurances.

               (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies under this Agreement and the other Program Documents. Without limiting the foregoing, the Seller will, upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests.

               (ii) The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables and the Related Security, the related Contracts and the Collections with respect thereto without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

         (l) Reporting Requirements. The Seller will provide to the Agent (in multiple copies, if requested by the Agent) the following:

               (i) as soon as available and in any event within forty-five (45) days after the end of the first three quarters of each fiscal year of each Originator and the Seller, balance sheets of each Originator and its consolidated subsidiaries and the Seller as of the end of such quarter and statements of income and retained earnings of each Originator and its consolidated subsidiaries and the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by its chief financial officer, treasurer or chief accounting officer;

               (ii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of each Originator, a copy of the annual report for such year for each Originator and its consolidated subsidiaries, containing financial statements for such year audited by KPMG LLP or such other nationally recognized ("big six") independent public accounting firm;

               (iii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller, a copy of the unaudited balance sheet of the Seller for such year and statements of income and retained earnings for the Seller for such year, certified by its chief financial officer, treasurer or chief account officer;

               (iv) as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer or treasurer of the Seller setting forth details of such Event of Termination or event and the action that the Seller has taken and proposes to take with respect thereto;

               (v) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of the Section 4001(a)(3) or ERISA) to which the Seller or any affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition or liability on the Seller or result in any liability of any Affiliate of the Seller which could reasonably be expected to have a Material Adverse Effect;

               (vi) so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that any Originator has stopped selling or contributing to the Seller, pursuant to the First-Tier Agreement, all newly arising Receivables;

               (vii) at the time of the delivery of the financial statements provided for in clauses (i), (ii) and (iii) of this clause (l), a certificate of the chief financial officer or the treasurer of FMC to the effect that, to the best of such officer's knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

               (viii) at least twenty (20) Business Days prior to any change in the name of any Originator or the Seller, a notice setting forth the new name and the effective date thereof;

               (ix) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller, any Originator or any of their respective Affiliates, as the Agent may from time to time reasonably request;

               (x) promptly after receipt thereof, copies of all notices, reports and financial statements received by the Seller from each Originator under the First-Tier Agreement; and

               (xi) as soon as possible and in any event within five (5) Business Days after any material change after the date hereof in the status of the Schedule IV Claim or any additional claims or proceedings relating to or arising out of the subject matter of the Schedule IV Claim, a statement of an officer of the Seller setting forth in reasonable detail such change and/or a description of such additional claims or proceedings.

         (m) Other Agreements. The Seller shall not enter into or be a party to any agreement or instrument other than agreements with an Originator covering the lease of its offices, the allocation of its overhead and the provision for management expenses, agreements covering insurance, other agreements incidental to the conduct of its business (in which the indebtedness thereunder in the aggregate shall not exceed $4,500), this Agreement or the other Program Documents, and shall not amend, modify or waive any provision in any thereof, or give any approval or consent or permission provided for in any thereof without the prior written consent of the Agent; provided, however, that each such agreement shall contain an undertaking from each Person who enters into any such agreement with the Seller of the type referred to in Section 10.05.

         (n) Other Business. Without the prior written consent of the Agent, the Seller will not engage in any business or enterprise or enter into any transaction other than as contemplated by this Agreement and the other Program Documents.

         (o) Amendment of Certificate of Incorporation or By-laws. Without the prior written consent of the Agent (which consent shall not be unreasonably withheld), the Seller will not amend its Certificate of Incorporation or By-Laws.

         (p) Permitted Debt. The Seller shall not incur any Debt or other liability except as contemplated by this Agreement or the First-Tier Agreement.

         (q) Distributions, Etc. The Seller will not (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or (ii) purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants; provided, that the Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (A) no Event of Termination or Designated Event shall then exist or would occur as a result thereof, (B) such dividends are in compliance with all applicable law including the corporate law of the State of Delaware, (C) such dividends have been approved by all necessary and appropriate corporate action of the Seller, and (D) after giving effect thereto, the Seller's Tangible Net Worth is not less than the greater of (i) three percent (3%) of the Net Receivable Pool Balance, and (ii) $1,000,000.

         (r) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than the disposition of its assets contemplated by the Program Documents.

         (s) First-Tier Agreement. The Seller shall, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the First-Tier Agreement, maintain the First-Tier Agreement in full force and effect, enforce the First-Tier Agreement in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to the First-Tier Agreement comply with all such demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Agent. The Seller shall not (i) cancel or terminate the First-Tier Agreement or consent to or accept any cancellation or termination thereof, (ii) amend or otherwise modify any term or condition of the First-Tier Agreement or give any consent, waiver or approval thereunder without the prior written consent of the Agent, or (iii) take any other action under the First-Tier Agreement not required by the terms thereof that would impair the value of any Pool Receivable, the Related Security or the rights or interests of the Seller thereunder or of the Agent, any Investor or any Bank hereunder or thereunder.

         (t) Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least $30,000,000.

         (u)   Separate Corporate Existence.

               (i) The Seller shall maintain in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each of the Program Documents to which it is a party and each other instrument or agreement necessary or appropriate to proper administration hereof and permit and effectuate the transactions contemplated hereby.

               (ii) The Seller shall not maintain joint bank accounts or other depository accounts with its Affiliates. The funds of the Seller will not be diverted to any other Person or for other than the corporate use of the Seller except as contemplated hereby and, except as may be permitted by this Agreement, the funds of the Seller shall not be commingled with those of any Originator or any of their respective Affiliates.

               (iii) To the extent that the Seller contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among the Seller and such entities for whose benefit the goods and services are provided, and the Seller and each such entity shall bear its fair share of such costs. All material transactions between the Seller and any of its Affiliates shall be only on an arm's-length basis.

               (iv) The Seller shall maintain a principal executive and administrative office through which its business is conducted separate from those of its stockholders, each Originator and their respective Affiliates.

               (v) The Seller shall conduct its affairs strictly in accordance with its Certificate of Incorporation and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding all regular and special stockholders' and directors' meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of such meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, intercompany transaction accounts. The Seller shall hold regular stockholders' and directors' meetings at least annually.

               (vi) The Seller shall ensure that decisions with respect to its business and daily operations shall be independently made by the Seller (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the Seller) and shall not be dictated by any Originator or any of their respective Affiliates.

               (vii) The Seller shall act solely in its own corporate name and through its own authorized officers and agents, and neither an Originator nor any of their respective Affiliates shall be appointed to act as its agent, except as expressly contemplated by this Agreement or the First-Tier Agreement. The Seller shall at all times use its own stationery.

               (viii) The Seller shall ensure that no Affiliate of the Seller or any Originator shall advance funds to the Seller, other than (i) capital contributions or loans from FMC, made to enable the Seller to pay the purchase price of Receivables or (ii) as is otherwise provided herein or in the First-Tier Agreement and no Affiliate of the Seller or any Originator will otherwise supply funds to, or guaranty debts of, the Seller; provided, however, that an Affiliate of the Seller may provide funds to the Seller in connection with the capitalization of the Seller, including the provision of capital necessary to assure that the Seller has "substantial assets" as described in Treasury Regulation
         Section 301.7701-2(d)(2) as in effect prior to amendment by Treasury Decision 8697 on December 17, 1996.

               (ix) Other than organizational expenses and as expressly provided herein, the Seller shall pay all expenses, indebtedness and other obligations incurred by it.

               (x) The Seller shall not enter into any guaranty, or otherwise become liable, with respect to any obligation of any Originator or any of their respective Affiliates.

               (xi) The Seller shall ensure that any financial reports required of the Seller shall comply with generally accepted accounting principles and shall be issued separately from, but may be consolidated with, any reports prepared for any Originator, or any of their respective Affiliates; provided, that if so consolidated, such financial reports shall contain a footnote indicating that the Receivables have been sold and are not available to FMC's creditors unless all other obligations of the Seller have been fully satisfied.

               (xii) The Seller shall ensure that at all times it is adequately capitalized to engage in the transactions contemplated in its Certificate of Incorporation, the First-Tier Agreement and this Agreement.

               (xiii) The Seller shall at all times from and after the election of the initial Board of Directors, have at least one (1) director of the Seller who shall at all times be an Independent Director. An "Independent Director" will be an individual who (x) is not, and during the immediately preceding twelve (12) months has not been, a director, officer, employee, or Affiliate of any Originator or any of their respective Affiliates (other than the Seller or any other Affiliate formed for similar purposes relating to receivables originated by Affiliates of any Originator), (y) does not have any significant ownership or creditor interest in any Originator or any Affiliate of any Originator, and (z) is not related to any individual satisfying clause (x) or (y) of this Section 5.01(u)(xiii).

               (xiv) The Seller shall maintain arm's-length relationships with FMC and any Affiliate of FMC, and will not be, or will hold itself out to be, responsible for the debts of FMC or the decisions or actions respecting the daily business affairs of FMC.

                                   ARTICLE VI

                ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

         SECTION 6.01.  Designation of Servicer.
                        -----------------------

         The servicing, administration and collection of the Pool Receivables shall be conducted by the Servicer so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Servicer, FMC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Agent may at any time after the occurrence of a Designated Event, during the continuance of an Incipient Event of Termination of the type specified in clause (g) of Section
7.01 or during the continuance of any Event of Termination designate as Servicer any Person (including itself) to succeed the Seller or any successor Servicer, if such Person shall consent and agree to the terms hereof. Any such designation of a successor Servicer hereunder shall not limit or affect the liability of FMC as Servicer for the period prior to such designation. The Servicer may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables and the Agent hereby consents to FMCW serving as a subcontractor. Any such subcontract shall not affect the Servicer's liability for performance of its duties and obligations pursuant to the terms hereof.

         SECTION 6.02.  Duties of Servicer.
                        ------------------

         (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Servicer, from time to time designated pursuant to Section 6.01, as agent for themselves and for the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables, the Related Security and the related Contracts. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables.

         (b) The Servicer shall administer the Collections in accordance with the procedures described in Section 2.04.

         (c) If no Event of Termination, Incipient Event of Termination or Designated Event shall have occurred and be continuing, FMC, while FMC is the Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Servicer deems appropriate to maximize Collections thereof; provided, that such extension or adjustment shall not alter the status of such Receivables as a Delinquent Receivable or a Defaulted Receivable.

         (d) The Servicer shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables. At the request of the Agent after the occurrence of a Designated Event or during the continuance of any Event of Termination, the Servicer shall mark conspicuously each invoice evidencing each Pool Receivable and the related Contract with a legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold and shall mark its master data processing records evidencing such Pool Receivables and related Contracts with such a legend.

         (e) The Servicer shall, as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

         (f) The Servicer shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 2.04.

         (g) Prior to the fifteenth (15th) Business Day of each month or more frequently as the Agent shall reasonably request, the Servicer shall prepare and forward to the Agent (i) an Investor Report relating to the outstanding Receivables, and (ii) upon the request of the Agent, a listing by Obligor of all outstanding Pool Receivables, together with an analysis of the aging of such Receivables. Subject to the following terms and conditions the Servicer may, unless otherwise notified to the contrary by the Agent, transmit Investor Reports to the Agent by electronic mail (each an "E-Mail Report"):

               (i) The Servicer shall make arrangements with VeriSign, Inc. (or another authenticating organization acceptable to the Agent) to enable the Servicer to generate digital signatures. The Servicer shall safeguard the keys, access codes or other means of generating its digital signature.

               (ii) Each E-Mail Report shall be formatted as the Agent may designate from time to time and shall be digitally signed. Each E-Mail Report shall be sent to the Agent at an electronic mail address designated by the Agent.

               (iii) Each E-Mail Report shall be deemed given when receipt of such transmission thereof is acknowledged by the Agent.

         (h) The Servicer shall, upon direction from the Seller, make payments on behalf of the Seller from the Seller's Funds as directed by the Seller.

         SECTION 6.03.  Certain Rights of the Agent.
                        ---------------------------

         (a) At any time following any Event of Termination or a Designated Event the Agent is authorized to date and deliver to the Deposit Banks, the Lock-Box Notices. The Seller and FMC hereby transfers to the Agent, effective when the Agent delivers such Lock-Box Notices, the exclusive ownership and control of the Deposit Accounts to which the Obligors of Pool Receivables shall make payments. The Seller shall take any actions reasonably requested by the Agent to effect such transfer. The Agent also may notify the Obligors of Pool Receivables, at any time and at the Seller's expense, of the ownership of Receivable Interests under this Agreement.

         (b) At any time following any Event of Termination or a Designated Event or the designation of a Servicer other than FMC pursuant to Section 6.01:

               (i) The Agent may direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Agent or its designee.

               (ii) At the Agent's request and at the Seller's expense, the Seller shall notify or cause the Servicer to notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Agent or its designee.

               (iii) At the Agent's request and at the Seller's expense, the Seller and the Servicer shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

               (iv) The Seller and the Servicer authorize the Agent to take any and all steps in the Seller's or the Servicer's name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller's or the Servicer's name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security and related Contracts.

         SECTION 6.04.  Rights and Remedies.
                        -------------------

         (a) If the Seller or Servicer fails to perform any of its obligations under this Agreement, including without limitation the obligations under Section 3.03, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent's costs and expenses incurred in connection therewith shall be payable jointly by the Seller and the Servicer.

         (b) The exercise by the Agent on behalf of the Investors and the Banks of their rights under this Agreement shall not release the Servicer or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Agent, the Investors nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of any Originator or the Seller thereunder.

         (c) In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the First-Tier Agreement, the provisions of this Agreement shall control.

         SECTION 6.05.  Covenants of the Servicer.
                        -------------------------

         (a) Audits. The Servicer will, from time to time during regular business hours as requested by the Agent, permit and shall cause FMCW to permit, the Agent or its agents or representatives (including independent public accountants which may be the Servicer's independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Servicer and FMCW, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Servicer and FMCW (including those located at off-site data processing or storage facilities) relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Servicer and FMCW for the purposes of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicer's performance hereunder with any of the officers or employees of the Servicer having knowledge of such matters; provided, however, that such periodic audits shall be limited to two (2) per calendar year unless an Audit Deficiency has occurred or unless a Designated Event or an Event of Termination or Incipient Event of Termination has occurred in such calendar year. In addition, upon the Agent's request at least once per year, the Servicer (if other than FMC) will, at its expense, appoint independent public accountants (which may, with the consent of the Agent, be the Servicer's regular independent public accountants), or utilize the Agent's representatives or auditors, to prepare and deliver to the Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Agent.

         (b) Change in Business or Credit and Collection Policy. Without the prior written consent of the Agent, the Servicer will not make any change in the Credit and Collection Policy to the extent that such change could impair the collectibility of the Pool Receivables or could otherwise give rise to a Material Adverse Effect.

         (c) Change in Payment Instructions to Obligors. Subject only to Section
3.03 the Servicer will not add or terminate any bank as a Deposit Bank, make any changes in its Lock-Boxes or Deposit Accounts from those listed in Schedule III to this Agreement, or make any change in its instructions to obligors regarding payments to be made to any Lock-Box or Deposit Account in any case unless the Agent shall have received written notice of such addition, termination or change at least fifty-seven (57) days prior to the effective date of such addition, termination or change (the "Control Modification Date") and the Agent shall have received at least thirty (30) days prior to the Control Modification Date, the following: a revised Schedule III, a Deposit Agreement executed by each new Deposit Bank or an existing Deposit Bank with respect to each new Lock-Box or Deposit Account, as applicable and by the Agent and FMC or the Seller, as applicable, and a certificate of an officer of FMC certifying that (A) all of the accounts listed on the revised Schedule III are in existence and all of the information contained therein is correct as of the date of such certificate, and
(B) in the case of a termination or change of a Lock-Box or Deposit Account, the Obligors who were depositing payments to such accounts have been directed to deposit payments on and after the Control Modification Date to either an existing Lock-Box or Deposit Account or a new Lock-Box or Deposit Account, in either case as identified on the revised Schedule III.

         (d)   Collections.

               (i) In the event that the Servicer receives any Collections, the Servicer agrees to hold any such Collections in trust and to mail such Collections to a Lock-Box or deposit such Collections to the appropriate Deposit Account as soon as practicable, but in no event later than two (2) Business Days after receipt thereof.

               (ii) In the event that any Affiliate of the Servicer receives any Collections, the Servicer agrees to cause such Affiliate to hold all such Collections in trust and to cause such Affiliate to mail such Collections to a Lock-Box or deposit Such Collections to the appropriate Deposit Account as soon as practicable, but in no event later than two (2) Business Days after receipt thereof.

         (e) Deposits to Deposit Accounts. Prior to the occurrence of a Special Event, the Servicer shall deposit or cause to be deposited all Collections of Pool Receivables into the FMC Deposit Accounts. After the occurrence of a Special Event and prior to instructing the Obligors to remit all Collections to a Seller Deposit Account following the occurrence of an Event of Termination or a Designated Event, the Servicer shall deposit or cause to be deposited all Collections of Pool Receivables into the FMC Deposit Accounts and shall cause such amounts to be promptly (and in any event within one (1) Business Day after receipt) remitted to a Seller Deposit Account. After instructing the Obligors to remit all Collections to a Seller Deposit Account following the occurrence of an Event of Termination or a Designated Event the Servicer shall deposit or cause to be deposited all Collections of Pool Receivables into the Seller Deposit Accounts. The Servicer shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Deposit Account cash or cash proceeds other than Collections of Pool Receivables; provided, however, that prior to the occurrence of a Special Event Collections in respect of Foreign Receivables may be remitted to the FMC Deposit Account.

         (f) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

         (g) Sales, Liens, Etc. The Servicer will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Pool Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

         (h) Extension or Amendment of Receivables. Except as provided in
Section 6.02(c), the Servicer will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

         SECTION 6.06.  Indemnities by the Servicer.
                        ---------------------------

         Without limiting any other rights that the Agent, the Investors, the Banks or any of their respective Affiliates and each of their respective directors, partners, officers, employees and agents (each, a "Special Indemnified Party") may have hereunder or under applicable law, and in consideration of its appointment as Servicer, the Servicer hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees and expenses) (all of the foregoing being collectively referred to as "Special Indemnified Amounts") arising out of or resulting from any of the following (excluding, however, Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Special Indemnified Party.

               (i) any representation or warranty (including without limitation clauses (i), (j), (k) and (w) of Section 4.01) or statement made or deemed made by the Servicer under or in connection with any Program Document which shall have been incorrect when made or delivered; or the characterization in any Investor Report of any Receivable as an Eligible Receivable which is not an Eligible Receivable as of the date of such Investor Report;

               (ii) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract; or the failure of any Pool Receivable or Contract to conform to any such applicable law, rule or regulation;

               (iii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

               (iv) any failure of the Servicer to perform its duties or obligations in accordance with the provisions of any Program Document;

               (v) the commingling of Collections of Pool Receivables at any time with other funds;

               (vi) any action or omission by the Servicer reducing or impairing the rights of any Investor or any Bank with respect to any Pool Receivable or the value of any Pool Receivable;

               (vii) any Servicer Fees or other costs and expenses payable to any replacement Servicer, to the extent in excess of the Servicer Fees payable to the Servicer hereunder;

               (viii) any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Servicer or its Affiliates in Servicing, administering or collecting any Receivable; or

               (ix) the failure of the Servicer's computer applications to resolve the Year 2000 Problem.

                                   ARTICLE VII

                              EVENTS OF TERMINATION

         SECTION 7.01.  Events of Termination.
                        ---------------------

         If any of the following events ("Events of Termination") shall occur and be continuing:

         (a) the Seller or any Originator (as Servicer or otherwise) shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Program Document, and such failure shall remain unremedied for one (1) Business Day, or

         (b) the Seller or any Originator (as Servicer or otherwise) shall fail to perform or observe in any material respect any other term, covenant or agreement under this Agreement or any other Program Document and such failure shall remain unremedied for fifteen (15) Business Days after notice shall have been given to such breaching party or such breaching party has knowledge of such failure; or

         (c) the Servicer shall fail to transfer to the Agent when requested any rights pursuant to this Agreement which the Servicer then has as Servicer or to make any payment required under Section 2.04 and such failure shall continue for two (2) Business Days; or

         (d) any representation or warranty made or deemed made by the Seller or any Originator (as Servicer or otherwise) (or any of its officers) under or in connection with any Program Document or any information or report delivered by pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that if (i) any such representation is capable of being cured within fifteen (15) days after the date such representation was originally breached, and such cure is diligently being pursued by the Seller or such Originator, as the case may be, and (ii) the breach of such representation does not give rise to a reasonable possibility of a Material Adverse Effect, such breach will not constitute an Event of Termination unless such breach is continuing on the fifteenth (15th) day after the date such representation was originally breached; or

         (e) the Seller, any Originator or any of their respective Affiliates shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period and not waived, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

         (f) any purchase or any reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or

         (g) the Seller, any Originator or any of their respective Affiliates shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, any Originator or any of their respective Affiliates seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, any Originator or any of their respective Affiliates shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

         (h) as of the last day of any calendar month, the average of the Default Ratio determined as of such last day, and as of the last day of each of the immediately preceding two calendar months shall exceed 5.5%; or

         (i) as of the last day of any calendar month, the average Delinquency Ratio determined as of such last day, and as of the last day of the immediately preceding two (2) calendar months shall exceed 6.0%; or

         (j) as of the last day of any calendar month, the average Loss-to-Liquidation Ratio determined as of such last day, and as of the last day of each of the immediately preceding two (2) calendar months shall exceed 1.0%; or

         (k) the sum of the Receivable Interests shall be greater than the Specified Percentage for a period of five (5) consecutive Business Days; or

         (l) FMC shall cease to directly own all of the outstanding capital stock of the Seller; or

         (m) an "Event of Termination" as defined in the First-Tier Agreement shall have occurred and be continuing or the First-Tier Agreement or the Undertaking shall cease to be in full force and effect; or

         (n) any material provision of any Program Documents shall for any reason cease to be the legal, valid and binding obligation of the Seller or any Originator (as Servicer or otherwise) or any such party shall so assert in writing; or

         (o)   FMC shall cease to have at least the Required Tier-2 Ratings;

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (x) the Agent may declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), (y) the Agent may declare the Commitment Termination Date to have occurred (in which case the Commitment Termination Date shall be deemed to have occurred), and (z) without limiting any right under this Agreement to replace the Servicer, the Agent may designate another Person to succeed FMC as the Servicer; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date and the Commitment Termination Date shall occur, FMC (if it is then serving as the Servicer) shall cease to be the Servicer, and the Agent or its designee shall become the Servicer. Upon any such declaration or designation or upon such automatic termination, the Investors, the Banks and the Agent shall have, in addition to the rights and remedies which they may have under the Program Documents, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

                                  ARTICLE VIII

                                    THE AGENT

         SECTION 8.01.  Authorization and Action.
                        ------------------------

         Each Investor and each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Program Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

         SECTION 8.02.  Agent's Reliance, Etc.
                        -----------------------

         Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with any Program Document (including, without limitation, the Agent's servicing, administering or collecting Pool Receivables as Servicer), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent:
(a) may consult with legal counsel (including counsel for the Seller or any Originator), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Program Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Program Document on the part of the Seller or any Originator (as Servicer or otherwise) or to inspect the property (including the books and records) of the Seller or any Originator (as Servicer or otherwise); (d) shall not be responsible to any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Program Document; and (e) shall incur no liability under or in respect of this Agreement or any other Program Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         SECTION 8.03.  CNAI and Affiliates.
                        -------------------

         The obligation of Citibank, N.A. to purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, CNAI shall have the same rights and powers under this agreement as any Bank and may exercise the same as though it were not the Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Seller, any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, any Originator or any Obligor or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to the Investors or the Banks.

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.01.  Indemnities by the Seller.
                        -------------------------
         Without limiting any other rights that the Agent, the Investors, the Banks or any of their respective Affiliates and each of their respective directors, partners, officers, employees and agents (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities, other than taxes on the overall net income of an Indemnified Party and franchise taxes imposed on an Indemnified Party by any taxing authority in any jurisdiction which asserts jurisdiction to impose such taxes on the basis of the contacts which such Indemnified Party maintains with such jurisdiction other than the contacts arising from the execution, performance and delivery of, or receipt of payments under, this Agreement or any other Program Document, (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement, any other Program Document, the transactions contemplated thereby or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

               (i) the creation of an undivided percentage ownership interest in any Pool Receivable that is not at the date of any creation of such interest an Eligible Receivable or which thereafter ceases to be an Eligible Receivable;

               (ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with any Program Document which shall have been incorrect in any material respect when made;

               (iii) the failure by the Seller or any of its Affiliates or any Originator (as Servicer or otherwise) to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

               (iv) the failure to vest in the Investors or the Banks, as the case may be, a perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

               (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

               (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable;

               (vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions of the Program Documents or to perform its duties or obligations under the Contracts;

               (viii) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

               (ix) the commingling of Collections of Pool Receivables at any time with other funds;

               (x) any investigation, litigation or proceeding related to any Program Document or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract;

               (xi) any failure of the Seller to comply with its covenants contained in this Agreement;

               (xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller in servicing, administering or collecting any Receivable;

               (xiii)   any Event of Termination or a Designated Event;

               (xiv) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

               (xv)     any Pool Receivable becoming a Diluted Receivable;

               (xvi) any failure of funds or revenues to be set aside or otherwise appropriated for payment of any Receivable the Obligor of which is a government or a governmental subdivision or agency; or

               (xvii) the application of assignment of claims or similar laws to any Receivable the Obligor of which is a government or a governmental subdivision or agency.

                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.01. Amendments, Etc.
                        -----------------

         No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective unless in a writing signed by the Agent, as agent for the Investors and the Banks (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Servicer in addition to the Agent, affect the rights or duties of the Servicer under this Agreement. No failure on the part of the Investors, the Banks or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         SECTION 10.02. Notices, Etc.
                        ---------------

         All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

         SECTION 10.03. Assignability.
                        -------------

         (a) This Agreement and the Investors' rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Investors and their successors and assigns; provided, however, that unless a Designated Event or an Event of Termination or an Incipient Event of Termination is continuing the Investor shall not without the prior written consent of the Seller assign its rights or obligations to any Person other than to an Eligible SPE of the Agent or pursuant to the Asset Purchase Agreement. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Subject to Section 10.06, each assignor of a Receivable Interest or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Seller or the Originators, including the Receivables, furnished to such assignor by or on behalf of the Seller or by the Agent.

         (b) Each Bank may, with the consent of the Seller (which consent shall not be unreasonably withheld or delayed) assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it); provided, however, that the Seller consent shall not be required if a Designated Event, an Incipient Event of Termination or an Event of Termination is continuing at the time of such assignment or if such assignee is then an existing Bank hereunder. The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance. In addition, Citibank, N.A. or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller or the Agent.

         (c) This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns.

         (d) The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

         SECTION 10.04. Costs, Expenses and Taxes.
                        -------------------------

         (a) In addition to the rights of indemnification granted under Section
9.01 hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing and other activities contemplated in Section 5.01(g)) of this Agreement or any other Program Document, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, CNAI, CIESCO, Citibank, N.A. and their respective Affiliates, partners, shareholders and directors with respect thereto and with respect to advising the Agent, CNAI, CIESCO, Citibank, N.A. and their respective Affiliates as to their rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, CNAI, the Investors, the Banks and their respective Affiliates, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

         (b) In addition, the Seller shall in connection the transactions contemplated by the Program Documents pay on demand all costs and expenses of the rating agencies' rating CIESCO's debt securities.

         (c) The Seller shall pay any present or future sales, stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payments made hereunder or deposit from Collections hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Program Documents (hereinafter referred to as "Taxes").

         (d) The Seller shall indemnify the Agent, each Investor and each Bank for and hold it harmless against the full amount of Taxes imposed on or paid by the Agent, such Investor or such Bank and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or other Taxes were correctly or legally asserted. This indemnification shall be made promptly upon the Agent, such Investor or such Bank making a written demand therefor (with a copy to the Agent).

         SECTION 10.05. No Proceedings.
                        --------------

         Each of the Seller, the Servicer, the Agent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against any proceeding of the type referred to in Section 7.01(g) so long as any promissory notes or other senior indebtedness issued by CIESCO shall be outstanding or there shall not have elapsed one (1) year plus one (1) day since the last day on which any such promissory notes or other senior indebtedness shall have been outstanding.

         SECTION 10.06. Confidentiality.
                        ---------------

         (a) The Seller and FMC agree that it shall and shall cause FMCW and each of its other Affiliates (i) to keep this Agreement and the other Program Documents, the proposal relating to the structure of the facility contemplated by this Agreement and the other Program Documents (the "Facility"), any analyses, computer models, information or document prepared by the Agent, Citibank, N.A. or any of their respective Affiliates in connection with the Facility, the Agent's or its Affiliate's written reports to the Seller, the Originators or any of their respective Affiliates and any related written information (collectively, the "Product Information") confidential and to disclose Product Information only to those of its officers, employees, agents, accountants, legal counsel and other representatives (collectively, the "Company Representatives") who have a need to know such Product Information for the purpose of obtaining any necessary consents or approvals (including internal approval) and for the purpose of assisting in the negotiation, completion and administration of the Facility or for any legitimate business purpose in connection therewith (the "Approved Purposes"); (ii) to use the Product Information only in connection with Approved Purposes and not for any other purpose; and (iii) to cause the Company Representatives to comply with the provisions of this Section 9.09 and to be responsible for any failure of any Company Representative to so comply.

         The provisions of this Section 10.06(a) shall not apply to any Product Information that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than the Seller, any Originator, FMC, any of their respective Affiliates or any Company Representative or that is required to be disclosed by applicable law or is requested by any governmental or regulatory authority with jurisdiction over the Seller, the Originators or any of their respective Affiliates.

         (b) The Agent, the Investors and the Banks agree (i) to keep all non-public information with respect to the Seller, the Originators and their respective Affiliates which they receive pursuant to the Program Documents (collectively, the "Company Information") confidential and to disclose Company Information only to those of its officers, employees, agents, accountants, legal counsel and other representatives of the Agent, the Investors and the Banks (collectively, the "Investor Representatives") and to S&P, and Moody's which, in each case, may have a need to know or review such Company Information for the purpose of assisting in the negotiation, completion, administration and evaluation of the Facility and for any other Approved Purpose; (ii) to use the Company Information only in connection with the Approved Purposes and not for any other purpose; and (iii) to cause its related Investor Representatives to comply with the provisions of this Section 10.06(b).

         The provisions of this Section 10.06(b) shall not apply to any Company Information that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than such Investor Representative or that is required to be disclosed by applicable law or is requested by any governmental authority with jurisdiction over any the Agent, any Investor or any Bank or any Investor Representative or any of their respective Affiliates.

         Notwithstanding the foregoing, the Company Information may be disclosed by the Agent, the Investor the Banks and any Investor Entity to permitted assignees and participants and potential assignees and participants in the Facility to the extent such assignees or participants agree to be bound by this
Section 10.06(b).

         SECTION 10.07. Security Interest.
                        -----------------

         As collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement and other Program Documents including the punctual payment when due of all obligations of the Seller hereunder and thereunder, whether for indemnification payments, fees, expenses, or otherwise, the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the Investors, and hereby grants to the Agent for its benefit and the ratable benefit of the Investors, a security interest in, all of the Seller's right, title and interest in and to (A) the First-Tier Agreement, including, without limitation, (i) all rights of the Seller to receive monies due or to become due under or pursuant to the First-Tier Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the First-Tier Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the First-Tier Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the First-Tier Agreement, and
(v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (B) all Receivables, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, chattel paper, instruments and general intangibles (as those terms are defined in the UCC) owned by the Seller and not otherwise purchased or scheduled to be purchased under this Agreement, and (C) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

         SECTION 10.08. Intent of Agreement.
                        -------------------

         (a) It is the intention of the parties to this Agreement that each purchase and reinvestment of an interest in Pool Receivables and the Related Security hereunder shall convey to the Investors and the Banks, as the case may be, an undivided ownership interest in such Pool Receivables and Related Security and the Collections in respect thereto to the extent of the Receivable Interest and that such transactions shall constitute a True Sale and not a secured loan. If, notwithstanding such intention, any conveyance of any interest in any Pool Receivable, Related Security or the Collections with respect thereto hereunder shall ever be recharacterized as a secured loan and not a sale, it is the intention of this Agreement that this Agreement shall constitute a security agreement under applicable law, and that the Seller shall be deemed to have granted to the Agent, on behalf of the Investors and the Bank, a duly perfected first priority security interest in the Receivable Interest and the Collections in respect thereto free and clear of any Adverse Claim.

         (b) It is the intent of the parties to this Agreement that, for federal, state and local income and franchise tax purposes, the sale of the Receivable Interests to the Investors and the Bank will be indebtedness of the Seller, and the Seller and the Investors and the Banks, by entering into this Agreement, agree to treat all transfers of an interest in Receivables and the Related Security pursuant to this Agreement for federal, state and local income and franchise tax purposes, as indebtedness of the Seller.

         SECTION 10.09. Governing Law.
                        -------------

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         SECTION 10.10. Execution in Counterparts.
                        -------------------------

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

         SECTION 10.11. Survival of Termination.
                        -----------------------

         The provisions of Sections 2.08, 2.09, 6.06, 9.01, 10.04, 10.05 and
10.06 shall survive any termination of this Agreement.

         SECTION 10.12. FMCW Effective Date. Prior to the FMCW Effective Date
(i) all references to an "Originator" or the "Originators" set for in the this Agreement or the Undertaking and all references to a "Seller" or the "Sellers" set forth in the First-Tier Agreement shall be deemed to refer only to FMC and all references to the Receivables shall (other than in Section 3.02(b)) be deemed to only refer to the Receivables originated by FMC. From and after the FMCW Effective Date (i) FMCW shall be deemed to be a party to the First-Tier Agreement, (ii) all references to an "Originator" or the "Originators" set forth in this Agreement and the Undertaking and all references to a "Seller" or the "Sellers" set forth in the First-Tier Agreement shall be deemed to also refer to FMCW as applicable, and (iii) all references to the Receivables shall be deemed to also include the Receivables originated by FMC.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:                                FMC FUNDING CORPORATION


                                       By:         /s/ S. K. Kushner
                                            ------------------------------------
                                       Name:           S. K. Kushner
                                       Title:          President

                                       c/o FMC Corporation
                                       Address: 200 East Randolph Drive
                                                Chicago, Illinois 60602

                                       Attention:      D. N. Schuchardt
                                       Telephone No.   312/861-6143
                                       Facsimile No.:  312/861-5797


SERVICER:                              FMC CORPORATION


                                       By:        /s/  S. K. Kushner
                                            ------------------------------------
                                       Name:           S. K. Kushner
                                       Title:          VP & Treasurer

                                       Address: 200 East Randolph Drive
                                                Chicago, Illinois 60601

                                       Attention:      D. N. Schuchardt
                                       Telephone No.   312/861-6143
                                       Facsimile No.:  312/861-5797

CIESCO:                                CIESCO, L.P.

                                       By: CITICORP NORTH AMERICA, INC.


                                       By:        /s/  Illegible
                                            ------------------------------------
                                            Attorney-in-Fact
                                       450 Mamaroneck Avenue
                                       Harrison, N.Y. 10528
                                       Attention: U.S. Securitization
                                       Telephone No. (914) 899-7122
                                       Facsimile No. (914) 899-7890

AGENT:                                 CITICORP NORTH AMERICA, INC.,
                                       as Agent

                                       By       /s/ Lain J. Gutierrez
                                            ------------------------------------
                                       Name:        Lain J. Gutierrez
                                       Title:       Vice President

                                       450 Mamaroneck Avenue
                                       Harrison, N.Y. 10528
                                       Attention: U.S. Securitization
                                       Telephone No. (914) 899-7122
                                       Facsimile No. (914)899-7890


BANK:                                  CITIBANK, N.A.


                                       By:      /s/ Lain J. Gutierrez
                                            ------------------------------------
                                            Attorney-in-Fact
                                            Percentage Interest: 100%

                                       450 Mamaroneck Avenue
                                       Harrison, N.Y. 10528
                                       Telephone No. (914) 899-7122
                                       Facsimile No. (914)899-7890

                                                                    Schedule III

                                 DEPOSIT BANKS,
                        DEPOSIT ACCOUNTS AND LOCK-BOXES

FMC CORPORATION
---------------

Deposit Bank                   Deposit Accounts               Lock-Box Numbers
------------                   ----------------               ----------------

Bank of America                12332-02822                     62242
                                                               42243
                                                               12452
                                                               52447

                               81885-00935                     91377
                                                               91334

                               1255-254772                     845736

                               87657-60851                     98201

                               81881-01021                     98165

                               6550105035
                               (ABA No. 026 009 593)

                               81888-10003
                               (ABA No. 071 000 039)

                               81880-10002
                               (ABA No. 071 000 039)

                               81886-10004
                               (ABA No. 071 000 039)

                               81884-10005
                               (ABA No. 071 999 039)

                               87657-60851
                               (ABA No. 071 000 039)

                               81880-01031
                               (ABA No. 071 000 039)

                               81881-01021
                               (ABA No. 071 000 039)

First Union                     2000213788971                   4195
 National Bank                                                  2190
                                                                3600
                                                                3750
                                                                2445
                                                                1910

Firstar Bank                    827-777-4                       00164

Wachovia Bank                   3606-028949                     101505
                                                                75688
                                                                75103
                                                                101289

FMC FUNDING CORPORATION
-----------------------

   Bank of America              81888-11791
                                (ABA No. 071 000 039)

   First Union                  2000002921745
    National Bank               (ABA No. 053 000 219)

   Wachovia Bank                6267-077595
                                (ABA No. 053 100 494)

   Firstar Bank N.A.            821654936
                                (ABA No. 042 000 013)

                                   Schedule IV

                                   Proceedings

On April 14, 1998, a jury returned a verdict against the FMC Corporation in an action entitled USA ex rel Boisvert, Henry v. FMC Corporation (Docket Nos. 99-15084 and 99-15085) in the amount of $125.0 million in conjunction with claims under the federal False Claims Act, in which Mr. Henry Boisvert filed and ultimately took to trial allegations that the FMC Corporation had filed false claims for payment in connection with its contract to provide Bradley Fighting Vehicles to the Army between 1981 and 1996. Under law, portions of the jury verdict were subject to doubling or trebling. On December 24, 1998, the U.S. District Court for the Northern District of California entered judgment for Mr. Boisvert in the amount of approximately $87 million. This was approximately $300 million less than the maximum judgment possible under a jury verdict at the trial level. The reduction resulted from several rulings by the District Court in favor of the FMC Corporation in the post-trial motions. The decision was appealed by both parties to the U.S. Court of Appeals for the Ninth Circuit. Cross-appeals are now pending. Both sides are asserting arguments on appeal, and a number of those arguments, if successful, would alter or eliminate the amount of existing judgment.

                                                                      SCHEDULE V

List of Trade Names
-------------------

Airport Products Systemms Division
Agricultural Products Group
Alkili Chemicals Division
Active Oxidants Division
Food Ingredients Division
Pharmaceutical Division
Phosphorus Chemical Division
Peroxide Division
Jetway Systems Division
FMC Biopolymers
Hydrogen Peroxide Division


FMC Wyoming Corporation

                                                                     EXHIBIT A-1



                          FORM OF FMC DEPOSIT AGREEMENT

                                                 [Date]


[Name and Address of Deposit Bank]


                                       Re: FMC Corporation
                                       Lock-Box No.
                                       Deposit Account No.

Ladies and Gentlemen:

         FMC Corporation (the "Assignor") hereby notifies you that in connection with certain transactions involving the Assignor's accounts receivable, the Assignor will transfer exclusive ownership, dominion and control of its lock-box number ________ (the "Lock-Box") and the corresponding deposit account number ________ maintained with you (the "Deposit Account") to Citicorp North America, Inc., as agent (the "Agent"). These transfers will become effective upon delivery to you of the Lock-Box Notice (as defined below).

         In connection with the foregoing, the Assignor and the Agent hereby instruct you, beginning on the date of your receipt of the Lock-Box Notice: (i) to collect the monies, checks, instruments and other items of payment mailed to the Lock-Box; (ii) to deposit into the Deposit Account all such monies, checks, instruments and other items of payment (unless otherwise instructed by the Agent); and (iii) to transfer all funds deposited and collected in the Deposit Account pursuant to, and otherwise to comply with, instructions originated by the Agent from time to time directing disposition of the funds in the Deposit Account.

         You are hereby further instructed: (i) unless and until the Agent notifies you to the contrary at any time upon or after your receipt of the Lock-Box Notice, to make such transfers from the Deposit Account at such times and in such manner as the Assignor, in its capacity as servicer for the Agent, shall from time to time instruct to the extent such instructions are not inconsistent with the instructions set forth herein, and (ii) to permit the Assignor (in its capacity as servicer for the Agent) and the Agent to obtain upon request any information relating to the Deposit Account, including, without limitation, any information regarding the balance or activity of the Deposit Account.

     The Assignor also hereby notifies you that, beginning on the date of your receipt of the Lock-Box Notice and notwithstanding anything herein or elsewhere to the contrary, the

Agent, and not the Assignor, shall be irrevocably entitled to exercise any and all rights in respect of or in connection with the Lock-Box and the Deposit Account, including, without limitation, the right to direct disposition of the funds in the Deposit Account without further consent by the Assignor. The Agent acts as agent for persons having a continuing interest in all of the checks and their proceeds and all monies and earnings, if any, thereon in the Deposit Account, and you shall be the Agent's agent for the purpose of holding and collecting such property. The monies, checks, instruments and other items of payment mailed to the Lock-Box and the funds deposited into the Deposit Account will not be subject to deduction, setoff, banker's lien, or any other right in favor of any person other than the Agent (except that you may set off (i) all amounts due to you in respect of your customary fees and expenses for the routine maintenance and operation of the Deposit Account, and (ii) the face amount of any checks which have been credited to the Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

         If the balances in the Deposit Account are not sufficient to pay you for any returned check, the Assignor agrees to pay you on demand the amount due you. If the balances in the Deposit Account are not sufficient to compensate you for any fees or charges due you in connection with this Agreement, the Assignor agrees to pay you on demand the amount due you.

         This Agreement may not be terminated at any time by the Assignor without the prior written consent of the Agent. You may terminate this Agreement upon 60 days prior written notice to the Assignor and the Agent. Upon any termination of this Agreement, (i) the Assignor, prior to delivery to you of the Lock-Box Notice, or the Agent following the delivery to you of the Lock-Box Notice, shall promptly arrange for payments received at the Lock-box or otherwise in or for deposit to the Deposit Account to be forwarded to another bank acceptable to the Agent and processed pursuant to an agreement acceptable to the Agent, and (ii) you shall no longer be required to process payments, but subject to payment in advance by the Assignor of your standard charges for such service, for a period of 90 days following any termination of this Agreement and for any successive 90 day periods mutually agreed upon by you and the Agent, shall forward all payment then held by you and all mail thereafter received at the Lock-Box to such address or account as Agent may direct.

         Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally but only by an instrument in writing signed by the Agent and the Assignor.

         You will not be liable to the Assignor or the Agent for any expense, claim, loss, damage or cost ("Damages") arising out of or relating to your performance under this Agreement other than those Damages which result from your acts or omissions constituting negligence or willful misconduct, subject to the limits in the following sentence. In no event will you be liable for any special, indirect, consequential or exemplary damages or for lost profits.

     You will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of you, if such failure or delay is caused by circumstances beyond your control, including but not limited, to legal constraint, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, or act, negligence or default of the Assignor or the Agent unless the same shall be caused by your negligence or willful misconduct. You agree to give the Assignor and the Agent prompt notice of any actual or anticipated failure or delay resulting from any of the foregoing but any failure of you to give such notice shall not affect your rights (or the limitation of its liability) hereunder.

         The Assignor shall indemnify you against, and hold you harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorneys' fees and any fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning this Agreement, the Lock-Box or any payment; provided, however, that this does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of you. The Assignor's obligations under this paragraph shall survive termination of this Agreement.

         You shall not assign or transfer your rights or obligations hereunder (other than to the Agent) without the prior written consent of the Agent and the Assignor. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successor and assigns, and shall inure to the benefit of, and be enforceable by, the Agent, each of the parties hereto and their respective successor and assigns.

         You hereby represent that the person signing this Agreement on your behalf is duly authorized by you to so sign.

         You agree to give the Agent and the Assignor prompt notice if the Lock-Box or the Deposit Account becomes subject to any writ, judgment, warrant of attachment, execution or similar process.

         The Assignor agrees to pay to you, upon receipt of your invoice, all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by you in connection with the preparation and administration and enforcement of this Agreement (including any amendments) and any instrument or agreement required hereunder, including but not limited to, any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce your rights in a case arising under Title 11, United States Code.

         Any notice, demand or other communication required or permitted to be given hereunder shall be in writing and may be personally served or sent by telecopier or by courier service or by United States mail and shall be deemed to have been delivered when delivered in person or by courier service or by telecopier or three (3) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, (i) the addresses of the parties hereto shall be as set forth below each party's name below, or, as to each party, at such other address as may be designated by such party in a written notice to the other party and the Agent and (ii) the address of the Agent shall be 450 Mamaroneck Avenue, Harrison, New York 10528,
Attention: _________________, with a copy to Citicorp North America, Inc., 399 Park Avenue - 6th Floor, New York, New York 10043, Attention: _________________, or at such other address as may be designated by the Agent in a written notice to each of the parties hereto.

         This Agreement shall be governed be the laws of the State New York (without giving effect to its conflicts of law rules).

         Please agree to the terms of, and acknowledge receipt of, this notice by signing in the space provided below and please complete any information missing below such space.

         The transfers of the ownership, dominion and control of the Lock-Box and the Deposit Account, referred to in the first paragraph of this letter, shall become effective upon delivery to you of a notice (the "Lock-Box Notice") in substantially the form attached hereto as Annex A.

                                       Very truly yours,

                                       FMC CORPORATION

                                       By:________________________________
                                          Name:
                                          Title:

                                            [Address]
                                            Attention:____________________
                                            Telecopier No:

ACKNOWLEDGED AND AGREED:

[NAME OF DEPOSIT BANK]

By:________________________________
   Name:
   Title:
   Date:
   [Address]
   Attention:_______________________
   Telecopier No.:

                        ACKNOWLEDGMENT AND AUTHORIZATION

         Citicorp North America, Inc., as agent (the "Agent"), hereby acknowledges the transfer of exclusive ownership, dominion and control of the Lock-Box and the Deposit Account, in each case as defined in and pursuant to the foregoing letter agreement (the "Lock-Box Agreement"), executed by FMC Corporation (the "Assignor") and acknowledged by [Name of Deposit Bank] (the "Bank"), which transfer shall be effective upon delivery to the Bank of the Lock-Box Notice (as defined in the Deposit Agreement). Pursuant to the third paragraph of the Deposit Agreement, the Agent hereby instructs the Bank, beginning on the date of the Lock-Box Notice until the Agent notifies the Bank to the contrary, to accept the directions of the Assignor, as servicer for the Agent, as to the manner and timing of transfers from the Deposit Account.

                                       Very truly yours,

                                       CITICORP NORTH AMERICA, INC.,
                                         as Agent

                                       By:________________________________
                                          Name:
                                          Title:

                                                                      ANNEX A TO
                                                               DEPOSIT AGREEMENT


                                 LOCK-BOX NOTICE

                                                 Dated: ________, ____

[Name of Deposit Bank]
[Address]
Attention:

         Re: Lock-Box No.
             Deposit Account No.

Ladies and Gentlemen:

         We hereby give you notice that the transfer of the ownership, dominion and control of the above-referenced Lock-Box and the Deposit Account, as described in our letter agreement with you dated __________, ____, is effective as of the date hereof. You are hereby instructed to comply immediately with the instructions originated by Citicorp North America, Inc., as Agent, directing disposition of the funds in such Deposit Account (without further consent by the undersigned) and otherwise to comply with the instructions set forth in that letter agreement.

                                       Very truly yours,

                                       FMC CORPORATION

                                       By:________________________________
                                          Name:
                                          Title:

ACKNOWLEDGED AND AGREED:

[NAME OF DEPOSIT BANK]

By:________________________________
   Name:
   Title:
   Date:

                                                                     EXHIBIT A-2



                            FORM OF DEPOSIT AGREEMENT

                                                 [Date]


[Name and Address of Deposit Bank]




                           Re: FMC Funding Corporation

                               Lock-Box No.
                               Deposit Account No.

Ladies and Gentlemen:

         FMC Funding Corporation (the "Assignor") hereby notifies you that in connection with certain transactions involving the Assignor's accounts receivable, the Assignor will transfer exclusive ownership, dominion and control of its lock-box number ________ (the "Lock Box") and the corresponding deposit account number ________ maintained with you (the "Deposit Account") to Citicorp North America, Inc., as agent (the "Agent"). These transfers will become effective upon delivery to you of the Lock-Box Notice (as defined below).

         In connection with the foregoing, the Assignor and the Agent hereby instruct you, beginning on the date of your receipt of the Lock-Box Notice: (i) to collect the monies, checks, instruments and other items of payment mailed to the Lock Box; (ii) to deposit into the Deposit Account all such monies, checks, instruments and other items of payment (unless otherwise instructed by the Agent); and (iii) to transfer all funds deposited and collected in the Deposit Account pursuant to, and otherwise to comply with, instructions originated by the Agent from time to time directing disposition of the funds in the Deposit Account.

         You are hereby further instructed: (i) unless and until the Agent notifies you to the contrary at any time upon or after your receipt of the Lock-Box Notice, to make such transfers from the Deposit Account at such times and in such manner as the Assignor, in its capacity as servicer for the Agent, shall from time to time instruct to the extent such instructions are not inconsistent with the instructions set forth herein, and (ii) to permit the Assignor (in its capacity as servicer for the Agent) and the Agent to obtain upon request any information relating to the Deposit Account, including, without limitation, any information regarding the balance or activity of the Deposit Account.

         The Assignor also hereby notifies you that, beginning on the date of your receipt of the Lock-Box Notice and notwithstanding anything herein or elsewhere to the contrary, the Agent, and not the Assignor, shall be irrevocably entitled to exercise any and all rights in respect of or in connection with the Lock-Box and the Deposit Account, including, without limitation, the right to direct disposition of the funds in the Deposit Account without further consent by the Assignor. The Agent acts as agent for persons having a continuing interest in all of the checks and their proceeds and all monies and earnings, if any, thereon in the Deposit Account, and you shall be the Agent's agent for the purpose of holding and collecting such property. The monies, checks, instruments and other items of payment mailed to the Lock-Box and the funds deposited into the Deposit Account will not be subject to deduction, setoff, banker's lien, or any other right in favor of any person other than the Agent (except that you may set off (i) all amounts due to you in respect of your customary fees and expenses for the routine maintenance and operation of the Deposit Account, and (ii) the face amount of any checks which have been credited to the Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

         If the balances in the Deposit Account are not sufficient to pay you for any returned check, the Assignor agrees to pay you on demand the amount due you. If the balances in the Deposit Account are not sufficient to compensate you for any fees or charges due you in connection with this Agreement, the Assignor agrees to pay you on demand the amount due you.

         This Agreement may not be terminated at any time by the Assignor without the prior written consent of the Agent. You may terminate this Agreement upon 60 days prior written notice to the Assignor and the Agent. Upon any termination of this Agreement, (i) the Assignor prior to delivery to you of the Lock Box Notice, or the Agent following the delivery to you of the Lock box Notice shall promptly arrange for payments received at the Lockbox(es) or otherwise in or for deposit to the Deposit Account to be forwarded to another bank acceptable to the Agent and processed pursuant to an agreement acceptable to the Agent, and (ii) you shall no longer be required to process payments, but subject to payment in advance by the Assignor of your standard charges for such service, for a period of 90 days following any termination of this Agreement and for any successive 90 day periods mutually agreed upon by you and the Agent, shall forward all payment then held by you and all mail thereafter received at the Lockbox to such address or account as Agent may direct.

         Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally but only by an instrument in writing signed by the Agent and the Assignor.

         You will not be liable to the Assignor or the Agent for any expense, claim, loss, damage or cost ("Damages") arising out of or relating to your performance under this Agreement other than those Damages which result directly from your acts or omissions constituting negligence or willful misconduct, subject to the limits in the following sentence. Your liability is limited to direct money damages actually incurred. In no event will you be liable for any special, indirect, consequential or exemplary damages or for lost profits.

         You will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of you, if (i) such failure or delay is caused by circumstances beyond your reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or act, negligence or default of the Assignor or the Agent or (ii) such failure or delay resulted from your reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority. You agree to give the Assignor and the Agent prompt notice of any actual or anticipated failure or delay resulting from any of the foregoing but any failure of you to give such notice shall not affect your rights (or the limitation of its liability) hereunder.

         The Assignor shall indemnify you against, and hold you harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney's fees and any fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning this Agreement, the Lockbox(es) or any payment; provided however, that this does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of you. The Assignor's obligations under this paragraph shall survive termination of this Agreement.

         You shall not assign or transfer your rights or obligations hereunder (other than to the Agent) without the prior written consent of the Agent and the Assignor. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successor and assigns, and shall inure to the benefit of, and be enforceable by, the Agent, each of the parties hereto and their respective successor and assigns.

         You hereby represent that the person signing this Agreement on your behalf is duly authorized by you to so sign.

         You agree to give the Agent and the Assignor prompt notice if the Lock-Box or the Deposit Account becomes subject to any writ, judgment, warrant of attachment, execution or similar process.

         The Assignor agrees to pay to you, upon receipt of your invoice, all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by you in connection with the preparation and administration (including any amendments) and enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce your rights in a case arising under Title 11, United States Code.

         Any notice, demand or other communication required or permitted to be given hereunder shall be in writing and may be personally served or sent by telecopier or by courier service or by United States mail and shall be deemed to have been delivered when delivered in person or by courier service or by telecopier or three (3) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, (i) the addresses of the parties hereto shall be as set forth below each party's name below, or, as to each party, at such other address as may be designated by such party in a written notice to the other party and the Agent and (ii) the address of the Agent shall be 450 Mamaroneck Avenue, Harrison, New York 10528, Attention:
_________________, with a copy to Citicorp North America, Inc., 399 Park Avenue
- 6th Floor, New York, New York 10043, Attention: _________________, or at such other address as may be designated by the Agent in a written notice to each of the parties hereto.

         This Agreement shall be governed be the laws of the State New York maintained, (without giving effect to its conflicts of law rules).

         Please agree to the terms of, and acknowledge receipt of, this notice by signing in the space provided below and please complete any information missing below such space.

         The transfers of the ownership, dominion and control of the Lock-Box and the Deposit Account, referred to in the first paragraph of this letter, shall become effective upon delivery to you of a notice (the "Lock-Box Notice") in substantially the form attached hereto as Annex A.

                                       Very truly yours,

                                       FMC FUNDING CORPORATION

                                       By:________________________________
                                          Name:
                                          Title:

                                            [Address]
                                            Attention:____________________
                                            Telecopier No:

ACKNOWLEDGED AND AGREED:

[NAME OF DEPOSIT BANK]

By:________________________________
   Name:
   Title:
   Date:

   [Address]
   Attention:_______________________
   Telecopier No.:

                        ACKNOWLEDGMENT AND AUTHORIZATION

         Citicorp North America, Inc., as agent (the "Agent"), hereby acknowledges the transfer of exclusive ownership, dominion and control of the Lock Box and the Deposit Account, in each case as defined in and pursuant to the foregoing letter agreement (the "Lock-Box Agreement"), executed by FMC Funding Corporation (the "Assignor") and acknowledged by [Name of Deposit Bank] (the "Bank"), which transfer shall be effective upon delivery to the Bank of the Lock-Box Notice (as defined in the Deposit Agreement). Pursuant to the third paragraph of the Deposit Agreement, the Agent hereby instructs the Bank, beginning on the date of the Lock-Box Notice until the Agent notifies the Bank to the contrary, to accept the directions of the Assignor, as servicer for the Agent, as to the manner and timing of transfers from the Deposit Account.

                                       Very truly yours,

                                       CITICORP NORTH AMERICA, INC.,
                                         as Agent

                                       By:________________________________
                                          Name:
                                          Title:

                                                                      ANNEX A TO
                                                               DEPOSIT AGREEMENT


                                 LOCK-BOX NOTICE

                                                 Dated: ________, ____

[Name of Deposit Bank]
[Address]
Attention:

         Re: Lock Box No.
             Deposit Account No.

Ladies and Gentlemen:

         We hereby give you notice that the transfer of the ownership, dominion and control of the above-referenced Lock Box and the Deposit Account, as described in our letter agreement with you dated __________, ____, is effective as of the date hereof. You are hereby instructed to comply immediately with the instructions originated by Citicorp North America, Inc., as Agent, directing disposition of the funds in such Deposit Account (without further consent by the undersigned) and otherwise to comply with the instructions set forth in that letter agreement.

                                       Very truly yours,

                                       FMC FUNDING CORPORATION

                                       By:________________________________
                                          Name:
                                          Title:

ACKNOWLEDGED AND AGREED:

[NAME OF DEPOSIT BANK]

By:________________________________
   Name:
   Title:
   Date:

                                                                       EXHIBIT B

                           ASSIGNMENT AND ACCEPTANCE

     Reference is made to the Receivables Purchase Agreement dated as November 24, 1999 (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement") among FMC Funding Corporation (together with its permitted successors and assigns, the "Seller"), CIESCO L.P. (together with its successors and assigns, the "CIESCO"), FMC Corporation (together with its successors and assigns, the "Servicer"), Citibank, N.A. and the other banks from time to time parties thereto (Citibank and such banks, together with their successors and assigns, the "Banks") and Citicorp North America, Inc. as agent for CIESCO and the Banks (together with its successors and assigns, the "Agent"). Terms defined in the Purchase Agreement are used herein with the same meaning.

     The "Assignor" and the "Assignee" referred to on Schedule 1 hereto agree as follows:

     1. As of the Effective Date (as defined below), the Assignor hereby absolutely and unconditionally sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, with recourse to or representation of any kind (except as set forth below) from Assignor, a percentage interest in and to the Assignor's rights and obligations under the Purchase Agreement and under the other Program Documents equal to the percentage interest specified on Schedule I hereto, including the Assignor's Bank Commitment, Assignor's Percentage and the Assignor's outstanding portion of Capital (such rights and obligations assigned hereby being the "Assigned Interests"). After giving effect to such, sale, assignment and assumption, the Assignee's "Bank Commitment" and the Assignee's "Percentage" will be as set forth on Schedule 1 hereto.

     2. The Assignor (i) represents and warrants that immediately prior to the Effective Date it is the legal and beneficial owner of the Assigned Interest free and clear of any Adverse Claim created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Program Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security of ownership interest created or purported to be created under or in connection with, the Program Documents or any other instrument or document furnished pursuant thereto or the condition or value of the Assigned Interest, the Pool Receivables or any interest therein; and (iii) makes no representation or warranty and assumes no responsibility with respect to the condition (financial or otherwise) of any of the Originators, the Seller or the Servicer or the performance or observance by any Person of any of its obligations under any Program Document or any other instrument or document furnished pursuant thereto.

     3. The Assignee (i) confirms that is has received a copy of the Purchase Agreement and the other Program Documents, together with copies of any financial statements delivered pursuant to Section 3.01 of the Purchase Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or CIESCO or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or in connection with any of the Program Documents;
(iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Program Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Program Documents are required to be performed by it as a Bank; (vi) confirms that the assignment hereunder complies with any applicable legal requirements including the Securities Act of 1933, as amended; (vii) confirms that such Assignee is a United States Person (as defined in Section 7701(a)(30) of the Internal Revenue
Code) or that such Assignee shall have provided the Seller with two Internal REvenue SErvice forms 4224 (or a successor form) certifying that the income from the Assigned Interest is effectively connected with the conduct of such Person's trade or business in the United States; and (viii) confirms that such Assignee is not a partnership, grantor trust or S corporation (as such terms are defined in the Internal Revenue Code).

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent and if required by Schedule I hereto, the Seller, unless a later effective date is specified on Schedule 1 hereto.

     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to and bound by the provisions of the Purchase Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and under any other Program Document and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Purchase Agreement and under any other Program Document.

     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Purchase Agreement in respect of the Assigned Interest to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Purchase Agreement and the Assigned interests for period prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same assignment. Delivery of an executed counterpart of
Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assigment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                                                      Schedule 1

Percentage interest
transferred by Assignor:                        ______%

Assignee's "Bank Commitment":                  $______

Assignee's "Percentage"                         ______%

Assignor:                               [INSERT NAME OF ASSIGNOR],
                                                as Assignor,


                                        By:______________________
                                          Authorized Signatory,

Assignee:                               [INSERT NAME OF ASSIGNEE],
                                                as Assignee


                                        By:______________________
                                          Authorized Signatory

Accepted, Consented to and
Acknowledged this __ day of
______, 19__

CITICORP NORTH AMERICA, INC.,
as Agent


By:______________________
  Authorized Signatory

[FMC FUNDING CORPORATION]


By:______________________
  Authorized Signatory/1/


______________________
/1/ If consent of Seller is required pursuant to Section 10.03 of the Purchase Agreement.

                                                                       EXHIBIT C

                          Form of Funds Transfer Letter

                             FMC FUNDING CORPORATION

                             200 East Randolph Drive
                             Chicago, Illinois 60602

                                                 [Date]

Citicorp North America, Inc.,
as Agent
450 Mamaroneck Avenue
Harrison, New York 10528

         Re: Funds Transfers

             ---------------

Gentlemen:

         This letter is the Funds Transfer Letter referred to in Section 2.02(b) of, the Receivables Purchase Agreement, dated as of November 24, 1999, as modified, amended or restated from time to time (the "RPA"; terms used in the RPA, unless otherwise defined herein, having the meaning set forth therein) among the undersigned, CIESCO, L.P., Citibank, N.A., and you, as Agent for the Investors and the Banks.

 You are hereby directed to deposit [amount] on [date] representing amounts paid for Receivable Interests to Account #: 81885-00935, Credit: FMC Corporation, at

    Bank of America - Chicago Branch, Chicago, Illinois, ABA #: 071 000 039.

         The provisions of this Letter may not be changed or amended orally, but only by a writing in substantially the form of this letter signed by the undersigned and acknowledged by you.

                                       Very truly yours,

                                       FMC FUNDING CORPORATION



                                       By:________________________________
                                      Name:

                                     Title: